April 8, 2011
Dear Shareholder:

On behalf of the Board of Directors and management of Trinity Capital Corporation, we cordially invite you to attend the Annual Meeting of Shareholders of Trinity Capital Corporation to be held on May 19, 2011, at the Hilltop House Hotel, Tyuonyi Room, Third Floor, located at 400 Trinity Drive, Los Alamos, New Mexico.  The meeting will begin at 6:00 p.m. with hors d' oeuvres beginning at 5:00 p.m. This Proxy Statement discusses the business to be conducted. At the meeting, we will report on 2010 operations and results as well as first quarter results and the outlook for the year ahead.

The Board of Directors has nominated three persons to serve as Class II directors, each of whom is an incumbent director. We recommend you vote your shares “for” the director nominees. Trinity’s Audit Committee has selected, and we recommend that you vote “for” the ratification of Moss Adams, LLP to serve as our independent registered public accounting firm for the year-ending December 31, 2011. The Board of Directors is also presenting for consideration an advisory resolution approving the compensation of Trinity’s Named Executive Officers and we recommend you vote "for" approval of the resolution.

We have again delivered your Annual Report and Proxy Statement via the Internet. We are pleased to deliver documents in this manner as it embraces our values of Innovation and Social Responsibility and will reduce waste as well as the costs associated with printing and mailing Trinity’s Annual Report and Proxy Statement. However, if you wish to receive a printed copy of these documents, please contact us and we will send them within three business days.  Under the Security and Exchange Commission’s regulations, we cannot send the Proxy with your Notice of Availability prior to 10 days following mailing of that Notice.

You may vote now online at http://www.lanb.com/Annual-Report.aspx or you may wait until you receive a Proxy in the mail on or about April 18, 2011. Instructions for voting are included on Page 3 of the accompanying Proxy Statement.

We look forward to seeing and visiting with you at the meeting.

Very truly yours,

Bill Enloe
President and Chief Executive Officer

NOTICE OF ANNUAL SHAREHOLDER MEETING
TO BE HELD ON MAY 19, 2011

Notice is hereby given that the Annual Meeting of Shareholders of Trinity Capital Corporation (“Trinity”) will be held at the Hilltop House Hotel, Tyuonyi Room, 3rd Floor, 400 Trinity Drive, Los Alamos, New Mexico 87544, on May 19, 2011, at 6:00 p.m. (the “Annual Meeting”) for the following purposes:

(1)	To select three directors of Trinity for terms expiring in 2014;
(2)	To ratify the selection of Moss Adams, LLP as the independent registered public accounting firm of Trinity for the current fiscal year;
(3)	To approve a non-binding, advisory proposal on the compensation of Trinity’s named executive officers; and
(4)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of Trinity of record at the close of business on March 31, 2011, will be entitled to receive notice of and vote at the Annual Meeting.

Trinity is pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish its Proxy Statement and Annual Report on Form 10-K to its shareholders via the Internet. Trinity believes this method will allow shareholders to access the information they need, while lowering delivery costs and reducing the amount of paper used.  In accordance with these rules, Trinity sent our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) which contains instructions on how to access proxy materials via the Internet or how to request a printed set of Proxy Materials.  The Proxy Materials are available on Los Alamos National Bank’s website under the “TCC Annual Report” link or by going directly to www.lanb.com/Annual-Report.aspx or www.lanb.com/SEC-Filings.aspx.  If you received a Notice and would like to receive a printed copy of the Proxy Materials instead of downloading a printable version from the Internet, please contact Trinity’s Stock Representatives at:

By Telephone at:	(800) 525-9634; (505) 662-1099 or (505) 662-1036
By E-Mail at:	tcc@lanb.com
By U.S. Mail at:	Trinity Capital Corporation
Stock Representative
Post Office Box 60
Los Alamos, New Mexico 87544

Your participation in these matters is important, regardless of the number of shares you own.  Whether or not you expect to attend the Annual Meeting, we urge you to consider the Proxy Statement carefully and sign, date and promptly return your proxy so that your shares may be voted in accordance with your wishes and the presence of a quorum is assured. The giving of a proxy does not affect your right to vote in person in the event you attend the Annual Meeting.  Any shareholder who executes such a proxy may revoke it at any time before it is exercised.

Steve W. Wells, Secretary
April 8, 2011

2011	·	Proxy Statement	·	44 Pages

This Proxy Statement is being furnished to shareholders of Trinity Capital Corporation, a New Mexico corporation (“Trinity”) with its principal executive offices located in Los Alamos, New Mexico, in connection with the solicitation by Trinity’s Board of Directors (“Board”) of proxies to be used at the 2011 Annual Meeting of Shareholders. Your proxy will be voted at the 2011 Annual Meeting of Shareholders of Trinity to be held at the Hilltop House Hotel, Tyuonyi Room, 3rd Floor, 400 Trinity Drive, Los Alamos, New Mexico 87544, on May 19, 2011 at 6:00 p.m. and at any adjournment or postponement thereof (the “Annual Meeting”).

Trinity is a financial holding company which owns all of the common shares of Los Alamos National Bank, a national banking organization (“LANB”), and Title Guaranty & Insurance Company, a New Mexico corporation (“Title Guaranty”), and four special purpose business trusts, created for the sole purpose of issuing an aggregate of $37.1 million in trust preferred securities.  LANB is the sole shareholder in TCC Advisors Corporation, a New Mexico Corporation; holds 100% of the membership interests in Finance New Mexico Investment Fund IV, LLC; 24% of the membership interests in Cottonwood Technology Group, a New Mexico limited liability company; and 20% of the membership interests in Southwest Medical Technologies, LLC, a New Mexico limited liability company.

Trinity’s Annual Report, including the consolidated financial statements as of and for the year-ended December 31, 2010, along with this Proxy Statement, is first being made available to shareholders on or about April 8, 2011, via notice and electronic delivery. Physical copies of this Proxy Statement and Trinity’s Annual Report are available upon request.

Householding and Electronic Delivery.

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.”  Under this procedure, shareholders of record who have the same residential address or post office box and last name, or are reasonably believed by us to be members of the same family, will receive only one copy of Trinity’s Notice of Internet Availability of Proxy Materials, unless one or more of these shareholders notifies us that they wish to continue to receive individual copies. We have also adopted the electronic delivery of the Annual Report and this Proxy Statement. Shareholders may request physical copies of the Annual Report and Proxy Statement. Trinity will mail such requested physical copies within three business days of the request. These procedures reduce Trinity’s printing costs and postage fees from mailings.

Shareholders who participate in householding and electronic delivery will receive separate instruction pages for online voting and Proxies for each account under which they own shares. Additionally, householding and electronic delivery will not in any way affect dividend check mailings and deposits.

VOTING SECURITIES

Only shareholders of record as of 5:00 p.m. on March 31, 2011, which is the “Record Date,” will be entitled to vote at the Annual Meeting and will be entitled to cast one vote for each common share of Trinity (“Share”) owned. Trinity’s records show that, as of the Record Date, there were 6,449,726 votes entitled to be cast at the Annual Meeting.  Holders of Trinity’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A and Series B (“Series A and B Preferred Stock”) are not entitled to vote the shares of Series A and B Preferred Stock on any matters expected to be presented at the Annual Meeting.

2011 Proxy Statment

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the judges of election. The judges of election will also determine whether or not a quorum is present. The presence, in person or by proxy, of a majority of the issued and outstanding shares entitled to vote at the Annual Meeting is necessary to establish a quorum at the Annual Meeting.  Abstentions and broker non-votes (“Non-Votes”) will be counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting.  Abstentions occur when the authority to vote on any particular matter submitted to the shareholders for a vote is withheld.  Non-Votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others.  Generally, this would occur when brokers have not received any instructions from their customers.  In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the ratification of the independent registered public accounting firm, but not on non-routine matters.  Brokers are not permitted to vote on the election of directors without instructions from their customers.

Each properly executed Proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:

FOR the election of Jerry Kindsfather, Steve W. Wells and Robert P. Worcester as directors of Trinity for terms expiring in 2014;
FOR the ratification of the selection of Moss Adams, LLP as the independent registered public accounting firm of Trinity for the current fiscal year; and
FOR the approval of the non-binding, advisory proposal on the compensation of Trinity’s named executive officers.

The Board of Directors recommends a vote “FOR” each of these proposals.

A proxy may be revoked at any time before it is exercised by:
ᶱ	Delivering a written notice of revocation to Trinity, 1200 Trinity Drive, Los Alamos, NM 87544, Attention: TCC Stock Representative;
ᶱ	Delivering a duly executed proxy bearing a later date to Trinity; or
ᶱ	Attending the Annual Meeting and voting in person.

Proxies may be solicited by the directors, officers and other employees of Trinity in person or by telephone, facsimile, electronic mail or U.S. mail without additional compensation.  The cost of soliciting proxies will be borne by Trinity.

Vote Required

Election of Directors. At the Annual Meeting, three directors will be elected for terms expiring in 2014.  The three nominees receiving the greatest number of votes will be elected as directors of Trinity for terms expiring in 2014.  Broker Non-Votes and abstentions are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy and thus will have no effect on this matter. Because the election of directors has been determined to be a “non-routine” matter, your broker is not permitted to vote in the election of directors on a discretionary basis. Thus, if you hold Shares in street name and do not instruct your broker how to vote in the election of directors, your Shares will be considered Non-Votes and no votes will be cast on your behalf with respect to the election of directors.

Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes represented and voting in person or by proxy at the Annual Meeting is necessary to ratify the selection of Moss Adams, LLP (“Moss Adams”) as the independent registered public accounting firm of Trinity for the current fiscal year.  An abstention is not counted toward the ratification of the selection of Moss Adams as the independent registered public accounting firm, will have no effect on the vote.  The ratification of auditors has been determined to be a “routine” matter upon which your broker has the authority to vote uninstructed Shares.

2011 Proxy Statment

Advisory Vote on Executive Compensation. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting is necessary to approve the non-binding, advisory proposal regarding the compensation of Trinity’s named executive officers.  Non-Votes and abstentions are not counted toward the non-binding, advisory proposal regarding the compensation of Trinity’s executive officers.  Thus, the effect of an abstention or a Non-Vote is the same as an “Against” vote.

Voting Instructions

Your vote is very important. If you are the record holder of your Shares, you may vote either online, by mail or in person at the meeting. The following are instructions on how to vote using each of the mechanisms provided by Trinity.

Voting Online. Shareholders of record on the Record Date will receive a Notice of Availability of Proxy Materials on or about April 8, 2011.  This Notice will include an Online Voting Information page and the codes necessary to vote online. You will receive separate log-in codes for each of your accounts. The log-in codes will also be contained on the Proxy you will receive in the mail on or about April 18, 2011.  This information is designed to authenticate your identity and to allow you to vote your Shares and confirm that your instructions have been properly recorded.

ᶱ	Please have this information available and go to: http://www.lanb.com/Annual-Report.aspx or on the LANB webpage (www.lanb.com) and click on the “TCC Annual Report” link.
ᶱ	Click on the words “Vote Here” and enter the Holder ID and Verification Code found on the Online Voting Information page of the Notice of Availability or on your Proxy.
ᶱ
Please click on the radio buttons to select how you wish to vote on the electronic Proxy.  When you have entered your vote on each of the three items, click once on the “Submit” button. You have then completed voting and will be taken back to the Annual Meeting webpage.

ᶱ	You may log on and vote at your convenience, 24 hours a day, 7 days a week. The deadline for voting online is 6:00 p.m. MT on May 19, 2011.
ᶱ	If you have multiple accounts, you must repeat the process for each account in order for all shares to be voted.
ᶱ	If you vote online and do not wish to change your vote, please do not complete and return the Proxy.
ᶱ	Answers to Frequently Asked Questions and instructions for online voting can be found on the TCC Annual Meeting webpage or you can find it directly at http://www.lanb.com/Company-FAQ.aspx.

Voting by Mail. You will receive a Form of Proxy in the mail on or about April 18, 2011.  Complete and sign the Form of Proxy and mail it to Trinity in the accompanying pre-addressed envelope. No postage is required if mailed in the United States. If you do not receive a Form of Proxy in the separate mailing, please contact us by May 15, 2011.

Voting in Person. If you want to vote in person, please come to the Annual Meeting. We will distribute written ballots to anyone who wants to vote at the Annual Meeting. Please note, however, that if your shares are held in the name of your broker or fiduciary, you will need to arrange to obtain a legal proxy from your broker or fiduciary, as described above, in order to vote in person at the meeting.  Even if you plan to attend the Annual Meeting, you should vote online or complete, sign and return your Proxy in advance of the Annual Meeting in case your plans change.

2011 Proxy Statment

If you have multiple accounts reflected in Trinity’s stock transfer records and/or in accounts with brokers or fiduciaries, you will receive Holder IDs and Control Numbers in the Notice of Availability for online voting and one Form of Proxy for each account. Please vote online for each account or complete, sign and return all Proxies to ensure that all of your shares are voted.

If you indicate how you want your Shares voted, they will be voted as instructed. If you submit an online Proxy or sign and return your Proxy, but do not indicate your voting instructions, the shares represented by your Proxy will be voted “for” all three nominees named in this Proxy Statement, “for” the ratification of Trinity’s independent registered public accounting firm and “for” approval of the advisory resolution approving the compensation of Trinity’s named executive officers and in accordance with the judgment of the proxy judges on any other matter properly brought before the meeting and any adjournments and postponements of the meeting. The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee in the event a nominee cannot stand for election. In the latter case, shares represented by proxies may be voted “for” substitute nominees. Proxies cannot be voted for more than three nominees. The Board has no reason to believe any nominee will be unable to stand for re-election.

List of Shareholders

Pursuant to state law and the bylaws of Trinity, the names of the shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and the 10 days prior to the Annual Meeting, during regular business hours, at the corporate offices: 1200 Trinity Drive, Third Floor, Los Alamos, New Mexico 87544.

Contact Us

You may find copies of Trinity’s Proxy Materials at LANB’s website (www.lanb.com) under the “TCC Annual Report” link or directly at http://www.lanb.com/Annual-Report.aspx.  You may find copies of all of Trinity’s filings on the SEC’s website through Trinity’s website at http://www.lanb.com/SEC-Filings.aspx. Please contact the Trinity Capital Corporation Stock Representatives, Taylor Guskey or Danette Clark, to make the following requests:

ᶱ	if you wish to receive physical copies of the Proxy Materials for the current year and/or permanently (please specify);
ᶱ	if you currently receive multiple copies of materials and wish to receive only a single copy of these documents for your household;
ᶱ	if you currently receive one copy of materials and wish to receive separate copies and do not wish to participate in householding; or
ᶱ	if you need to change or correct your name, address or other information.

You may contact us at:

By Telephone at:	(800) 525-9634; (505) 662-1099 or (505) 662-1036
By E-Mail at:	tcc@lanb.com
By U.S. Mail at:	Trinity Capital Corporation
Stock Representative
Post Office Box 60
Los Alamos, New Mexico 87544

2011 Proxy Statment

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Trinity periodically reviews its corporate governance policies and procedures to ensure that it reports results with accuracy and transparency and maintains compliance with the laws, rules and regulations that govern the operations of Trinity and its wholly-owned subsidiaries.  As part of this periodic corporate governance review, the Board reviews and adopts corporate governance policies and practices for Trinity, as appropriate.

Code of Ethics

All Trinity and all of its subsidiaries’ directors and employees, including Trinity’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions, are required to abide by Trinity’s Code of Business Conduct and Business Ethics (the  “Code of Ethics”).  Accordingly, Trinity does not maintain a separate code of ethics applicable solely to its directors, principal executive officer, principal financial officer and/or its principal accounting officer or the persons performing similar functions.  The Trinity Board of Directors believes that this Code of Ethics substantially confirms to the code of ethics required by the rules and regulations of the SEC.  The Code of Ethics requires that the directors, executive officers, and employees of Trinity and its subsidiaries, avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Trinity’s best interests.  Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

Trinity’s Code of Ethics is available on its website at www.lanb.com through the link to “TCC” and “View Corporate Governance” or may be found directly at www.lanb.com/TCC-BCE-Charter.aspx.  Trinity intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code by posting such information on its website. No waivers or amendments to Trinity’s Code of Ethics were granted or made in 2010.

Board Leadership Structure

Trinity has a strong, independent Board.  It is Trinity’s policy that the Board consists of a majority of independent directors. In 2010, six of Trinity’s seven outside directors were considered independent, As of January 1, 2011, all seven outside directors were considered independent. Our key committees (Audit, Compensation, Compliance and Nominating and Corporate Governance) are chaired by, and comprised entirely of, independent directors.  While not prohibited by its Bylaws, Trinity’s leadership structure since inception has been organized such that the positions of Chairman of the Board and the President and Chief Executive Officer (the “CEO”) are filled by two different persons, currently Robert P. Worcester and William C. Enloe, respectively.  The separation of these positions allows for checks and balances with respect to the CEO role and the audit functions of the Board.

Under Trinity’s Bylaws, the Chairman of the Board presides at all meetings of the shareholders and of the Board and its executive sessions during which management and staff are absent. Executive sessions of non-management directors can be requested at any committee or Board meeting and are held several times a year. The President and CEO’s duties include general supervision and control of all of the business affairs of Trinity, as well as the authority to sign certain documents or other instruments which the Board has authorized to be executed.  In the absence of the Chairman of the Board, the Vice-Chairman of the Board is authorized to perform all of the duties of the Chairman of the Board.

2011 Proxy Statment

Board Risk Management

Oversight of risk management is central to the role of the Board. While the full Board is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have specific responsibilities with respect to our risk oversight.  Each Board committee has been assigned oversight responsibility for specific areas of risk and risk management, and each committee considers risks within its areas of responsibility. For example, the Audit Committee is responsible for implementing internal audit controls and maintaining the safety, soundness and integrity of the institution by properly identifying, prioritizing, mitigating and managing risk and the steps taken to monitor and minimize such risks.  The Audit Committee, along with the Nominating and Corporate Governance Committee, is tasked with ensuring the right risk and compliance culture exists at the organization by requiring adherence to our Code of Ethics and adopting best practices in corporate governance.  The Audit Committee has a prominent role in our credit risk management as well as our operational risk, the integrity of our financial statements, compliance, legal risk and overall policies and practices related to risk management.   The day-to-day implementation is the responsibility of the Internal Auditor.  This individual is independent from management and reports directly to the Audit Committee, which provides regular updates to the full Board.  Trinity's Audit Committee meets without management at least once annually with our external auditing firm, and individually with the Internal Auditor, Chief Financial Officer and General Counsel.  The report of the Audit Committee is set forth in this Proxy Statement under the heading “Audit Committee Report” below.

The Compensation Committee is chiefly responsible for compensation-related risks.  The report of the Compensation Committee is set forth in this Proxy Statement under the heading “Compensation Committee Report on Executive and Employee Compensation” below. In accordance with applicable requirements, the Compensation Committee conducts a risk based assessment of Trinity’s compensation plans, policies and practices to determine whether such plans, policies and practices create risks that are reasonably likely to have a material adverse effect on Trinity. As part of its assessment, the Compensation Committee evaluated Trinity’s compensation plans and programs to determine their propensity to cause undue risk taking by employees, including senior executive officers, relative to the level of risk associated with Trinity’s business model and operations.

In January 2010, in response to LANB’s entry into an agreement with its primary regulator (the “Agreement”), the Board established the Compliance Committee which is tasked with ensuring compliance with the Agreement and providing an additional review of the risk management and practices of LANB, particularly with respect to credit risk.  The Board also has a standing Board Loan Committee which is responsible for ensuring the implementation of policies and procedures to ensure business is conducted within defined risk tolerances for our lending function, including lending policies, credit trends, and concentrations.  This committee, along with the Audit Committee, reviews our risks related to credit exposure and the adequacy of our allowance for loan and lease losses and ensures the right risk and compliance culture exists at the organization.

The Board also has an Asset/Liability Management Committee which oversees key aspects of risks related to capital, liquidity, interest rates and market risks.  The Board also has a Technology Committee which oversees the technology used, and changes to such technology, in order to ensure the integrity and security of our systems and to address any potential market or reputational risks associated with our service delivery systems.  Finally, the Board has a Strategic Planning Committee which analyzes the market and reputational risks of, and ensures alignment between, Trinity's strategic objectives, business processes and resources. Additionally, the Board regularly conducts succession planning during which the CEO discusses the development of talent throughout the organization.

2011 Proxy Statment

The membership of these committees overlaps with all directors serving on several of the committees and all directors are invited and often attend all committee meetings. Each committee reports and makes recommendations to the full Board on significant or risk-related matters within its responsibilities.  Such interlocking memberships and sharing of information allows the Board insight into the management of strategic, credit, market, liquidity, compliance, operational and reputational risks facing Trinity. Management provides reports and data to the Board committees as well as participating in discussions. The Board interacts with key members of management within the organization on a regular basis through both Board and committee meetings and has access to these individuals outside of formal meetings.

Director Independence

Trinity annually examines the relationships with each director to determine whether that director can be considered “independent,” “outside,” and “non-employee.” The standards employed by Trinity are consistent with the requirements set forth by the Internal Revenue Code, the SEC and the NASDAQ Stock Market ("NASDAQ"). This analysis is reviewed by the Nominating and Corporate Governance Committee and the full Board. The Board has determined that each director, other than Messrs. William C. Enloe and Steve W. Wells, are independent within the meaning of the rules of the SEC and NASDAQ as of January 1, 2011. Deborah U. Johnson was not considered independent in 2010, as she was an officer of a vendor as described under “Related Party Transactions” in this Proxy Statement.  In making these determinations, the Board was aware of and considered the loan and deposit relationships with directors and their related interests with which LANB enters into in the ordinary course of business, and any other arrangements which are disclosed under “Related Party Transactions” in this Proxy Statement.

Indemnification

 The shareholders approved an amendment to the Articles of Incorporation at the 2003 Annual Meeting restating the indemnification provided to Trinity’s directors. The Articles of Incorporation provide for indemnification of directors to the fullest extent permitted by New Mexico law. This indemnification is provided so that Trinity’s directors may undertake their duties without undue concern regarding their personal liability.

Meetings and Committees of the Board of Directors

The Board of Trinity met 14 times for regularly scheduled and special meetings during the fiscal year-ended December 31, 2010.  The Board of Directors of LANB also met 16 times for regularly scheduled and special meetings during the fiscal year-ended December 31, 2010. Each director attended at least 75% of the aggregate of the total meetings of the Boards of Directors and the total meetings of the committees on which he or she served, with the exception of Messrs. Arthur B. Montoya, Jr. and Stanley D. Primak.

Attendance by our directors at the Annual Meetings of Shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings. It is Trinity’s policy that all directors shall attend the Annual Meetings, except in the event of illness or other unanticipated conflicts. All of the directors then serving attended Trinity’s 2010 Annual Meeting held on May 27, 2010.

2011 Proxy Statment

2010 Committee Membership

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William C. Enloe (1)
Jeffrey F. Howell	X (2)	X	X
Deborah U. Johnson			X
Jerry Kindsfather		X
Arthur B. Montoya, Jr.	X		X (2)
Lewis A. Muir (3)	X	X
Stanley D. Primak		X	X
Charles A. Slocomb	X	X
Steve W. Wells (1)
Robert P. Worcester	X	X (2)	X

Number of 2010 Committee Meetings	4	4	1

(1)	Messrs. Enloe and Wells are Executive Officers and as such are not members of the Board committees listed.
(2)	Committee Chair.
(3)	Mr. Muir served on the Audit and Compensation Committees through May of 2010 at which time he became a Director Emeritus.

Compensation Committee

In 2010, the Compensation Committee of Trinity consisted of Messrs. Worcester (Chair), Kindsfather, Muir (through May 2010), Primak and Slocomb and Ms. Howell, each of whom was “independent” as that term is defined by the SEC and NASDAQ.  These committee members were also deemed to be “outside” directors under Section 162(m) of the Internal Revenue Code of 1986 and all are “non-employee” directors.  The Compensation Committee has a written charter which may be found at LANB’s website under “TCC,” “View Corporate Governance,” then “Compensation Committee” or can be found directly at www.lanb.com/TCC-Compensation-Committee.aspx.   The Compensation Committee of Trinity also serves as the Compensation Committee of LANB.

The Compensation Committee is responsible for making recommendations to the Board regarding compensation and incentive compensation awards and plans, and other forms of compensation for Messrs. Enloe and Wells as well as the contributions toward the ESOP and profit sharing program and short- and long-term incentive compensation for all employees.  Trinity is subject to certain compensation limitations and its Compensation Committee is obligated to undertake certain risk assessment reviews of the incentive compensation and compensation plans and policies. Such obligations and other executive compensation requirements are described in more detail under the heading “Compensation Discussion and Analysis – U.S. Treasury’s Capital Purchase Program and Federal Reserve Risk Analysis Rules.”  The Compensation Committee regularly conducts such risk assessments and also approves the Compensation Committee Report for inclusion in the Trinity Proxy Statement.  The report of the Compensation Committee is set forth in this Proxy Statement under the heading “Compensation Committee Report.”

2011 Proxy Statment

Audit Committee

In 2010, the Audit Committee of Trinity consisted of Ms. Howell (Chair) and Messrs. Montoya, Muir (through May 2010), Slocomb and Worcester, each of whom was “independent” as that term is defined in the rules of NASDAQ and met the criteria for independence set forth in Rule 10A-3 of the Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each Audit Committee member is financially literate and has determined that Ms. Howell is an “audit committee financial expert” as defined under SEC rules and regulations by virtue of her background and experience, as described in her biography under the heading “Item I: Election of Directors.”  The Audit Committee of Trinity also serves as the Audit Committee for LANB.

The responsibilities of the Audit Committee include the following:

ᶱ
selecting and retaining  Trinity’s independent registered public accounting firm, approval of the services they will perform and review of the results, both with management and in executive session with the accounting firm;

ᶱ	reviewing the performance of the independent registered public accountants;
ᶱ
reviewing with management and the independent public accounting firm the systems of internal controls, including the adequacy and effectiveness of the systems of internal controls over financial reporting and any significant changes in internal controls over financial reporting, accounting practices and disclosure controls and procedures;

ᶱ	reviewing annual and quarterly financial statements and other Trinity filings;
ᶱ	reviewing internal audit reports and associated controls;
ᶱ	instituting procedures for the receipt, retention and treatment of complaints received by Trinity regarding accounting, internal accounting controls or auditing matters; and
ᶱ	assisting the Board in the oversight of:
· the integrity of Trinity’s consolidated financial statements and the effectiveness of Trinity’s internal control over financial reporting; and
· the independent registered public accounting firm’s and internal auditor’s qualifications and independence.

The Audit Committee will also carry out any other responsibilities delegated to the Audit Committee by the full Board.  The report of the Audit Committee required by the rules of the SEC is included in this Proxy Statement.  See “Audit Committee Report.”  The Committee has adopted a written charter which can be found at the LANB website under “TCC” then “View Corporate Governance” then “Audit Committee” or directly at http://www.lanb.com/TCC-Audit-Committee.aspx setting forth the Committee’s duties and functions.

Nominating and Corporate Governance Committee

In 2010, the members of the Nominating and Corporate Governance Committee consisted of Messrs. Montoya (Chair), Worcester and Primak, Ms. Johnson and Ms. Howell. Each member of the Committee was “independent” as discussed above, with the exception of Ms. Johnson who was not deemed independent for 2010 but was deemed independent as of January 1, 2011. The purpose of the Committee is to evaluate and recommend to the Board nominees for consideration by Trinity’s shareholders to serve as directors and to review and analyze the corporate governance policies and practices of Trinity. The Committee has adopted a written charter, which can be found on LANB’s website under “TCC” then “View Corporate Governance” then “Nominating and Corporate Governance Committee” or directly at http://www.lanb.com/TCC-NCGC-Charter.aspx setting forth the Committee’s duties and functions.

2011 Proxy Statment

Nominating Process.  The Nominating and Corporate Governance Committee follows the procedures contained in Trinity’s Bylaws and the nominating policies and procedures to identify, evaluate and select nominees for the Board. The Nominating and Corporate Governance Committee considers candidates suggested by the Board, management and shareholders. Existing directors whose terms will expire at the next Annual Meeting will automatically be evaluated unless that director expresses his or her intent not to stand for re-election.

After a new candidate for director is identified by the Board or nominated by a shareholder, the Committee will compile the information required in Trinity’s Bylaws and will make an initial determination whether to entertain the candidate based on information provided to the Committee, the directors’ own knowledge and any other inquiries made by the Committee. This preliminary determination is also based on Trinity’s Director Criteria, the current composition of the Board, the balance of management and independent directors, and the need for Audit Committee members or other expertise and any other factor deemed relevant by the Committee. While Trinity does not have a separate diversity policy, the Committee considers diversity in reviewing its current directors and any potential nominees.  The Committee places value in a Board composed of characteristics reflective of our communities in terms of gender and race, as well as differing perspectives in terms of professional fields, education, skills, and community service.  The Committee has broad discretion to consider any additional factors it deems relevant to an assessment of a proposed nominee’s suitability for the Board. If a candidate satisfies the initial review, the Committee will conduct an interview of the candidate. The Committee conducts interviews with all incumbent directors standing for re-election and reviews their independence, qualifications, conduct, background and areas of expertise. After conducting all interviews and evaluations, the Committee meets in closed-sessions to discuss each nominee and makes its recommendations to the Board. The Board will review the recommendations and make the final determination of which nominees will be presented for election.

In considering potential nominees to the Board, and when evaluating incumbent directors, the Nominating and Corporate Governance Committee shall seek to, among other things, promote collegiality among members of the Board, encourage directors to be active participants in the communities served by Trinity and contribute to organizations located in such communities.  The Board has adopted criteria for nominees to serve on Trinity’s Board which can be found on LANB’s website at www.lanb.com under “TCC,” “View Corporate Governance” then “Nominating and Corporate Governance Committee” then “Nominating Policies and Procedures” or directly at http://www.lanb.com/TCC-NCGC-Nominating-Policies.aspx.

The “independence” of non-management nominees will also be taken into account so that at least a majority of the Board will be made up of directors who satisfy the independence standards set forth by NASDAQ and the rules and regulations of the SEC.  Information regarding the nominating policies and procedures, the director criteria and Trinity’s Bylaws can be found on LANB’s website under “TCC” and “View Corporate Governance” or can be located directly at http://www.lanb.com/TCC-Corporate-Governance.aspx.

There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of Trinity’s nominees, directors or executive officers have been selected for their respective positions. No nominee, director or executive officer is related to any other nominee, director or executive officer. No nominee or director is a director of another “public corporation” (i.e. subject to the reporting requirements of the Exchange Act) or of any investment company. We have no knowledge that any nominee will refuse or be unable to serve, but if any of the nominees are unavailable for election, the holders of the proxies reserve the right to vote for substitute nominees proposed by the Board.

Shareholder Nomination Procedure. Shareholders may nominate candidates for the Board by following the procedures detailed in Trinity’s Bylaws. The Bylaws and the Shareholder Nominating Procedure can be found on LANB’s website under “TCC,” “View Corporate Governance,” then “Nominating and Corporate Governance Committee” then “Shareholder Nomination Procedures” or directly at http://www.lanb.com/TCC-NCGC-Shareholder-Nominating-Policies.aspx.

2011 Proxy Statment

The following is a summary of the process for shareholder nominations:
ᶱ	The shareholder must provide a written statement suggesting an individual as a candidate that includes the information required by Trinity’s Bylaws.
ᶱ
The statement must be received by the Corporate Secretary, in the case of an annual meeting, not less than 60 days and not more than 90 days prior to the first anniversary (day and month) of the previous year’s annual meeting or special meeting.

Nominations that are not received at least 120 days prior to the anniversary of the mailing date of the previous year’s annual meeting will not be included in Trinity’s Proxy Statement but will be presented for a vote at the Annual Meeting.  Shareholder nominations for the 2012 Annual Meeting must be received by Trinity’s Secretary not later than January 20, 2012 for inclusion in the Proxy Statement and no earlier than February 19, 2012 and no later than March 20, 2012 to be voted upon at the 2012 Annual Meeting.

The shareholder’s written statement must set forth: (a) as to each person whom the shareholder proposes to nominate for election as director: (i) the name, age, business address and residential address of such person; (ii) the principal occupation or employment and business experience for the previous five years of such person; (iii) the class and number of shares of Trinity’s stock which are beneficially owned by such person on the date of the written statement; and (iv) any other information relating to such person that would be required to be disclosed pursuant to rules and regulations promulgated under the Securities Exchange Act; and (b) as to the nominating shareholder giving the written statement: (i) the name and address, as they appear on Trinity’s books, of the nominating shareholder and the name and principal business address of any other record or beneficial shareholder known by the nominating shareholder to support such nominee; and (ii) the class and number of shares of stock which are beneficially owned by the nominating shareholder on the date of such written statement and the number of shares owned beneficially by any other record or beneficial shareholders known by the nominating shareholder to be supporting such nominee on the date of such written statement. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.

Any deficiencies in a notice of shareholder nomination will be noted by the Corporate Secretary and the nominating shareholder will be informed and provided an opportunity to cure the defect, if possible. The presiding officer will determine whether a nomination was timely made and will make that determination at the shareholders meeting.

No shareholder nominations were received by the Corporate Secretary by March 28, 2011. The Nominating and Corporate Governance Committee has not retained or paid any third parties to assist in the identification of nominees. All of the nominees approved by the Nominating and Corporate Governance Committee for inclusion in this Proxy Statement and listed on the Proxy are incumbent directors standing for re-election.

2011 Proxy Statment

Board Policies Regarding Communications with the Board of Directors

Trinity’s Board maintains a process for shareholders to communicate with the Board of Directors.  Shareholders wishing to communicate with the Trinity Board should send any communication to the General Counsel of Trinity at 1200 Trinity Drive, Los Alamos, New Mexico 87544. The General Counsel of Trinity will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Trinity General Counsel has the authority to discard the communication or take appropriate legal action. Communications will be forwarded to the addressee and/or the appropriate committee chair or director. The General Counsel may summarize the contents of any communication prior to forwarding the message to its intended recipient. Directors may review a log of all communications received or request copies of any communications at any time. Concerns relating to accounting, internal controls and auditing matters will be promptly raised with Trinity’s internal auditor, if appropriate, and reported to the Audit Committee.

Trinity’s communication policy is available on LANB’s website (www.lanb.com) under the links to “TCC” and “View Corporate Governance” then “Communication with Directors Policy” or can be found directly at http://www.lanb.com/TCC-commpolicy.aspx. Communications regarding concerns over the management or financial reporting of Trinity can also be addressed directly to the Audit Committee Chair through LANB’s website (www.lanb.com) under the links to “TCC” and “View Corporate Governance” or can be found directly at http://www.lanb.com/AnonContact.aspx or by emailing auditchair@lanb.com.

Certain Relationships and Related Transactions

Trinity’s written Related Party Transaction Policy provides that all relationships between Trinity and any director, executive officer or an entity related to a director or executive officer, will be reviewed, approved or ratified by the Audit Committee of the Board, excluding loan transactions falling within the ordinary course of business exception for LANB. All transactions will be reviewed, regardless of type, when the transaction is anticipated to or actually meets or exceeds $120,000 in compensation to the director, executive officer or an entity related to a director or executive officer. The review will include the details of the relationship, including the nature of the relationship, the anticipated amount of compensation to be paid under the transaction, and, if possible, a comparison of market rates for similar products or services. The Audit Committee will consider the proposed relationship and either approve or deny the engagement. Additionally, the relationships with directors and their related entities will be reviewed each year as part of the determination of independence of each director and nominee. In the event that a relationship is entered into without prior approval of the Audit Committee, the Committee will be provided with detailed information regarding the relationship for ratification. If the Committee does not ratify the relationship, Trinity will terminate the relationship. Once a relationship has been created, Trinity will cause a request for proposals to be issued to the director, executive officer or entity related to a director or executive officer not less than every five years. This request will serve to ensure that Trinity is obtaining products and services on terms at least as favorable as if they were from an unrelated third party.

Trinity engaged the services of Rick Johnson & Company (“RJC”), an advertising and marketing firm, in 2010. Deborah U. Johnson, a Trinity director, was an officer of RJC in 2010. Under the terms of Trinity’s agreement with RJC, we paid RJC approximately $482,000 in 2010 for advertising and marketing services, which is over 5% of RJC’s annual gross revenue, resulting in Ms. Johnson not being considered an independent director under the NASDAQ rules. Trinity’s policy did not require review, approval or ratification of its relationship with RJC, as described above, as this relationship was in existence prior to the adoption of its Related Party Transaction Policy. However, Trinity has followed its policy with regard to renewals and modifications in its relationship with RJC. Based upon a Request for Proposals issued during 2007, we believe that the quality and terms for the advertising and marketing services provided by RJC are similar to those we would find with an unrelated third party. Effective December 31, 2010, Ms. Johnson stepped down as Chair of RJC and is no longer affiliated with RJC.  As a result, Ms. Johnson is considered independent as of January 1, 2011.

2011 Proxy Statment

The types of transactions, relationships and arrangements that are considered in determining independence but are not disclosed as a related party transaction include, but are not limited to, borrowing relationships and business relationships. Trinity has no indebtedness transactions with its Directors or NEOs. Trinity is a financial holding company which controls LANB, a national bank. LANB commonly enters into customary loan, deposit and associated relationships with its Directors and NEOs, all of which are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. All loans by LANB to Trinity’s Directors and executive officers are subject to the regulations of the Office of the Comptroller of Currency. National banks are generally prohibited from making loans to their directors and executive officers at favorable rates or on terms not comparable to those available to the general public or other employees. LANB does not offer any preferential loans to Trinity’s directors or NEOs.

2011 Proxy Statment

Security Ownership of Certain
Beneficial Owners, Directors and Management

The following table sets forth certain information regarding beneficial ownership of Trinity’s Shares as of March 31, 2011 by:
ᶱ	Any person who is known to Trinity to own beneficially more than 5% of Trinity’s Shares;
ᶱ	Each of Trinity’s directors;
ᶱ	The Named Executive Officers (“NEO”) of Trinity; and
ᶱ	All current executive officers and Directors as a group.

All Shares are owned with sole voting and investment power by each person listed, unless otherwise indicated by a footnote.  Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of March 31, 2011. The shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2011 are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options, but are not deemed outstanding for calculating the percentage of any other person.  The address of each beneficial owner is c/o Trinity, at 1200 Trinity Drive, Los Alamos, New Mexico 87544, unless otherwise indicated by footnote.  As of March 31, 2011, there were 6,449,726 Shares outstanding, each share entitled to one vote.

Directors and Executive Officers
Name of Individual or Individuals in Group	Reporting Type	Beneficial Ownership	Percent of Class
William C. Enloe (1)	Director and Named Executive Officer	200,407	3.05%
Jeffrey F. Howell (2)	Director	7,028	*
Deborah U. Johnson (3)	Director	10,000	*
Jerry Kindsfather (4)	Director	244,293	3.78%
Arthur B. Montoya, Jr. (5)	Director	8,549	*
Stanley D. Primak (6)	Director	8,866	*
Charles A. Slocomb (7)	Director	4,836	*
Steve W. Wells (8)	Director and Named Executive Officer	117,384	1.80%
Robert P. Worcester (9)	Director	8,888	*
Daniel R. Bartholomew (10)	Named Executive Officer	21,383	*

Total of Directors and Executive Officers (11)		631,634	9.55%
* Indicates that the individual or entity owns less than one percent of Trinity’s common stock.
Persons known to Trinity to own more than 5% of the outstanding shares
Name of Individual or Individuals in Group	Reporting Type	Beneficial Ownership	Percent of Class
Trinity Capital Corporation ESOP (12)	5% Shareholder	628,914	9.75%
George A. Cowan (13)	5% Shareholder	729,097	11.30%

2011 Proxy Statment

(1)
Includes 24,740 shares over which Mr. Enloe shares voting and investment power with his spouse, 63,667 shares held by Mr. Enloe in Trinity’s ESOP and 112,000 shares available to Mr. Enloe through the exercise of options. All options which Mr. Enloe may exercise within 60 days of March 31, 2011 are included in his percentage of ownership.

(2)	This number includes 100 shares held by Ms. Howell’s spouse to which she has disclaimed any beneficial ownership.
(3)	Ms. Johnson holds 1,800 shares in her individual retirement account.
(4)
Mr. Kindsfather holds 15,709 shares in the Kindsfather Family Revocable Trust. Mr. Kindsfather’s beneficial ownership also includes 114,292 shares, one-half of the 228,584 shares held by J&G Investments, in which Mr. Kindsfather is a 50% partner with shared voting and investment power.

(5)
Dr. Montoya shares voting and investment power in 8,249 shares with his spouse. The remaining 300 shares are held by the Arthur B. Montoya, Jr., DDS Profit Sharing Plan over which Dr. Montoya shares voting and investment power.

(6)
Includes 8,452 shares over which Mr. Primak shares voting and investment power with his spouse, 206 shares held in his individual retirement account and 208 shares held in the individual retirement account of his spouse.

(7)	Mr. Slocomb shares voting and investment power in such shares with his spouse.
(8)
Includes 47,355 shares Mr. Wells owns in Trinity’s ESOP, 12,705 shares held in his individual retirement account, 14,263 shares over which Mr. Wells has sole voting and investment power and 42,000 shares available to Mr. Wells through the exercise of options. This number includes 1,061 shares held by Mr. Wells’ spouse, obtained prior to marriage, to which he has disclaimed any beneficial ownership. All options which Mr. Wells may exercise within 60 days of March 31, 2011 are included in his percentage of ownership.

(9)	Mr. Worcester shares voting and investment power over such shares with his spouse.
(10)
Mr. Bartholomew owns 14,273 shares through Trinity’s ESOP, 110 shares over which Mr. Bartholomew shares voting and investment power with his wife. Additionally, 7,000 shares are available to Mr. Bartholomew through the exercise of options. All options which Mr. Bartholomew may exercise within 60 days of March 31, 2011 are included in his percentage of ownership.

(11)
The total of all Directors and Executive Officers does not include George A. Cowan as he is no longer a Director but serves as a Director Emeritus and is the beneficial owner of more than 5% of Trinity’s outstanding common stock. The total percentage of ownership for all Directors and Executive Officers includes all options exercisable within 60 days.

(12)	Of the 628,914 shares held by Trinity’s ESOP, all are allocated or will be allocated in 2011 to the individual participants’ accounts,
(13)	Dr. Cowan’s shares are held by The Delle Foundation, a non-profit corporation controlled by Dr. Cowan and his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the directors, executive officers and persons who own more than 10% of Trinity’s common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on Trinity’s review of the copies of such forms furnished to us and, if appropriate, representations made by any reporting person concerning whether a Form 5 was required to be filed for 2010, there was one reported late filing required under Section 16(a) during 2010. A Form 4 reporting the purchase of 1,500 shares of stock on November 29, 2010 by Charles A. Slocomb was reported on December 10, 2010.

2011 Proxy Statment

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes Trinity’s compensation philosophy and policies, as well as the compensation decisions made for 2010 as applicable to the Named Executive Officers (“NEOs”). This CD&A explains the structure and rationale associated with each material element of the NEOs’ compensation, and the rationale for the compensation determinations made by the Compensation Committee in 2010.  The CD&A also provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section.

The difficult economic environment in 2010 presented significant challenges to Trinity.  Pressure on the economy and particularly on real estate values led to increased nonperforming assets held by the Bank and significantly increased provisions for loan losses.  Because our compensation programs are designed to align the compensation of our NEOs with the financial performance of Trinity, the 2010 financial performance impacted the compensation of our NEOs. The Board determined that pay raises would not be awarded to Mr. Enloe or Mr. Wells and that no bonuses or stock incentives would be granted to any employees, including under the profit sharing program shared by all eligible employees of Trinity.  Mr. Bartholomew received a base salary raise due to his performance and due to the significant deviation from average and median peer compensation and internal pay equity.

Compensation Philosophy and Objectives

The Compensation Committee seeks to achieve four goals in connection with the compensation program and decisions regarding the NEOs.  Trinity’s compensation programs align with Trinity’s culture, philosophy and strategy to provide long-term sustainable growth for its investors. In keeping with this strategy, Trinity’s compensation programs are focused on four factors. First, the compensation awarded should reflect the qualifications, skills, experience and responsibilities of each NEO.  Second, the Compensation Committee structures the compensation program in a manner that the Committee believes will enable Trinity and the Bank to retain the most qualified, intelligent, honest and loyal employees by providing competitive compensation and benefits. Third, the Compensation Committee establishes the compensation program to provide each NEO with incentive and motivation to achieve superior job performance, deliver excellent customer service, and achieve his or her personal goals and contribute to the overall success of the organization. Finally, the compensation programs are designed to encourage both generation of income and reduction of expenses by making all employees owners of Trinity thereby aligning their interests with those of Trinity’s shareholders.  However, so long as Trinity is participating in the Capital Purchase Program (“CPP”) element of the Treasury’s Troubled Asset Relief Program (“TARP”), certain limitations on the compensation of senior executive officers are applicable and may affect the available elements of the compensation program.  See “Changing Regulatory Environment” below.

Compensation is awarded both on the basis of individual performance and Trinity’s success. NEOs share in many of the same compensatory programs as other employees and many of these programs are shared in equal proportions by NEOs and employees, including the profit sharing program and the Trinity Capital Corporation Employee Stock Ownership Plan (“ESOP”). These programs are designed to reward longevity and corporate performance, thereby aligning Trinity’s employees’ interests with those of its shareholders. Trinity’s contributions to the ESOP and profit sharing program are based upon its profitability.

2011 Proxy Statment

Compensation Factors and Committee Processes

General. Trinity’s NEOs’ base salaries reflect individual performance, while short-term and long-term incentives reflect corporate performance and provide incentives for Trinity’s NEOs and other employees to ensure the long-term profitability of Trinity. Trinity reviews the compensation practices of several peer groups, as discussed below, to ensure its compensation is competitive. Trinity does not use static performance criteria or measures, but instead looks at the complete picture of our returns in light of the market environment, competitors, economic conditions and other relevant factors that affect the profitability of Trinity. The Compensation Committee has discretion to take into account all factors and measures throughout the year, as well as the agility and performance of its NEOs in responding to challenges and opportunities as they arise, rather than certain items set at the beginning of the year that  circumstances may make a lower priority over the course of the year.

Corporate Performance. In establishing compensation for Trinity’s NEOs for 2010, the Compensation Committee weighed the financial and other performance indicators and levels of success desired and expected in assessing the performance of its NEOs. The financial indicators were based upon the budget created by management and approved by the Board and focus primarily on the returns for LANB, including return on average equity, asset quality, efficiency, net income, return on average assets and regulatory compliance. The Compensation Committee sets expectations of meeting or exceeding these goals, but takes into account other internal and external factors that influence the levels of success that can be achieved in the given year. Additionally, Trinity provides equal consideration to LANB’s customer satisfaction levels and employee satisfaction levels. Trinity’s goals are set as “stretch” goals which are not easily attainable. As a result, Trinity retains the flexibility and full discretion to determine whether to reward its NEOs and to determine at what level based on corporate performance even if the measures contained in the budget are or are not fully achieved.

Individual Performance. Included in the consideration of individual performance is the expertise, skill set and workload requirements for each position, as well as the responsibilities resultant from being a public company. All employees of Trinity and its subsidiaries set individual goals each year that align with departmental goals which, in turn, align with corporate goals and strategies. The goals are set by the employees and are discussed with, and approved by, each employee’s supervisor. In developing annual and long-term goals, Trinity is focused on excellence in customer service, employee satisfaction and investor returns. Goals for Trinity’s NEOs typically include achievement of budget for financial measures, progress toward or achievement of Trinity’s strategic goals, meeting opportunities and challenges as they arise, personnel management and development, and community support and involvement.

Peer Comparison. Trinity’s Compensation Committee believes that the compensation paid to similarly situated executives at other financial institutions should be a point of reference for measurement, but not the determinative factor in setting the compensation for Trinity’s NEOs. Recognizing the inherent difficulty in assessing and comparing compensation programs and awards, the Compensation Committee retains the discretion to determine the nature and extent of use of comparative compensation data.

In its 2010 compensation review, the Committee compared Trinity's compensation program to certain peer financial institutions. Data was provided by SNL Financial, Inc. regarding the 2009 reported compensation of NEOs for several peer sets of financial institutions, including: financial institutions by asset size, by CPP participation status, by geographic region, and by 2009 peer group (based on asset size and geography). The primary peer group used for 2010 included 21 banking organizations primarily located within our region (the Southwestern and Western United States) with total assets ranging from $1.2 billion to $3.0 billion.  Approximately one third of our primary peer group participated in CPP. The peer group was chosen because of the relative size in total assets, the geographic location and CPP participation status.

2011 Proxy Statment

The institutions included within the Compensation Committee’s primary peer group analysis were:

Beverly Hills Bancorp, Inc.	Home Federal Bancorp, Inc.
Cascade Financial Corporation	NARA Bancorp, Inc.
Center Financial Corporation	Mechanics Bank
CoBiz Financial, Inc.	MetroCorp Bancshares, Inc.
Community Bancorp	Pacific Continental Corporation
Encore Bancshares, Inc.	Preferred Bank
Exchange Bank	PremierWest Bancorp
F & M Bancorporation, Inc.	Sierra Bancorp
First California Financial Group, Inc	TriCo Bancshares
Guaranty Bancorp	West Coast Bancorp
Heritage Financial Corporation

The Compensation Committee believes that the peer groups are representative of the sector in which Trinity operates. The Committee concluded based on its analysis that the NEOs’ total compensation is generally below the median and average levels for Trinity’s peers and Trinity’s 2010 performance was generally above median and average total compensation levels.  The Committee does not target a benchmark within its peer group, but rather, uses the peer evaluation to validate that Trinity's compensation is competitive with our peers.

Compensation Committee Interlocks and Insider Participation.

During the fiscal year 2010, no executive officer of Trinity served as: a member of a compensation committee (or other board committee performing equivalent functions, or in the absence of such committee the entire board of directors) of another entity whose executive officers served on Trinity’s compensation committee; a director of another entity whose executive officers served on Trinity’s compensation committee; or a member of the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity whose executive officers served as a director of Trinity.  In addition, none of the members of the Compensation Committee was an officer or employee of Trinity or any of its subsidiaries in 2010, was formerly an officer or employee of Trinity or any of its subsidiaries, or had any relationship requiring disclosure under “Related Party Transactions” contained herein.

Role of Management and Compensation Consultants

 William C. Enloe, Trinity’s Chief Executive Officer (CEO), sets the salary and bonus for Mr. Bartholomew. Mr. Enloe provides input and recommendations to the Compensation Committee with regard to the salary and bonus for Mr. Wells. Mr. Enloe provides recommendations regarding the stock incentives awarded and on the amount of Trinity’s contributions to the ESOP, profit sharing and other bonus programs. Mr. Enloe plays no role in determining the form or amount of his own compensation and does not make recommendations with regard to director compensation. Mr. Wells and Mr. Bartholomew do not participate in discussions regarding the other NEOs’ compensation.

The Compensation Committee has engaged compensation consultants from time to time, as deemed appropriate and as pursuant to its authority under its charter. When such consultants are retained, they are contracted for, and the scope of the engagement~~,~~ is established by the Committee. In 2010, no compensation consultant was engaged by the Compensation Committee, Board of Directors or management to assist with establishing executive compensation.

2011 Proxy Statment

Changing Regulatory Environment

In order to more fully understand the Compensation Committee’s decisions with respect to compensation during 2009 and 2010, the Committee believes it is beneficial to understand the changing regulatory context in which these decisions were made.  In some cases, the regulatory changes clearly impacted the Compensation Committee’s decisions with respect to compensation paid to the NEOs, while in other cases the regulatory changes simply required the Committee to reconfirm its existing processes and procedures for determining executive compensation.

Troubled Asset Relief Program—Capital Purchase Program.  On March 27, 2009, Trinity became a participant in TARP by participating in the CPP.  As a result of its participation in the CPP, Trinity and certain of its employees will be subject to compensation related limitations and restrictions for the period that Trinity continues to participate in the CPP (the “Participation Period”).  The CPP compensation limitations and restrictions include the following:

ᶱ
Except in limited circumstances, Trinity’s five most highly compensated employees (as determined on an annual basis) will be prohibited from receiving cash bonus payments during the Participation Period.  Messrs. Enloe and Wells were subject to this limitation during 2010 and Messrs. Enloe, Wells and Bartholomew will be subject to this limitation during 2011.

ᶱ
Except in limited circumstances, Trinity’s NEOs and its next five most highly compensated employees (as determined on an annual basis) will be prohibited from receiving any severance payments upon a termination of employment or any payments triggered by the occurrence of a change control.

ᶱ
Trinity’s NEOs and next 20 most highly compensated employees will be subject to a “clawback” of incentive compensation if that compensation is based on materially inaccurate financial statements or performance metrics.  Further, no one in this group of employees can receive any tax gross-up payment during the Participation Period.

ᶱ	Trinity will be limited to an annual tax deduction of $500,000 with respect to the compensation paid to each of its NEOs.

In January 2010, Trinity awarded profit sharing payments based upon year-end performance metrics to eligible recipients, which excluded the five most highly-compensated employees.  Subsequent to the payment, Trinity was required to materially change the financial metrics that the 2009 profit sharing payments were based upon and, consequently, required to “claw-back” a portion of the payments from the eighteen individuals who were subject to the CPP “clawback” requirement.  All of the individuals repaid the amount required to be “clawed-back” during 2010.  The total amount “clawed-back” was $16,700.

In connection with the CPP transaction, Trinity obtained waivers from its NEOs and five most highly compensated employees waiving claims against Treasury or Trinity for changes to the individual's compensation or benefits in order to comply with the CPP rules.  Trinity also obtained omnibus compensation amendments from its NEOs and five most highly compensated employees modifying the terms of the employment agreements with Mr. Enloe and Mr. Wells and the general terms and arrangements, policies and agreements with the remaining employees with respect to such compensation prohibited by the CPP rules during the Participation Period.  As a consequence of such modifications to the employment agreements with Mr. Enloe and Mr. Wells, the non-compete provisions of their employment agreements were removed during the Participation Period.

2011 Proxy Statment

As a result of its participation in the CPP, the primary methods remaining for compensating the employees covered by the CPP rules are now limited to cash salary, salary stock and, on a limited basis, restricted shares compliant with the CPP rules. The Compensation Committee made significant efforts in 2010 to determine how best to continue to meet the objectives of our compensation program within the context of these limitations, specifically the ability to attract and retain our key employees.  It was determined at that time that Trinity would not increase the compensation of Mr. Enloe or Mr. Wells.

Trinity also implemented an Excessive or Luxury Expenses Policy effective September 13, 2009 which can be found on the LANB website under “TCC” then “View Corporate Governance” the “TCC Luxury Expenses Policy” or can be located directly at http://www.lanb.com/CMFiles/Docs/TCC/TCCLuxuryExpense.pdf. The adoption of this policy was required under the CPP rules.  Its implementation did not result in material changes to Trinity's previous expense policies.

In addition to the foregoing, the CPP rules and regulations require the Compensation Committee to undertake a semi-annual risk assessment with respect to certain of the compensation plans, programs and arrangements maintained by Trinity.  The risk assessments are intended to reduce the chance that any employee will be incentivized to take unacceptable risks in order to maximize his or her compensation under such plans, programs and arrangements.  The Compensation Committee is required to certify that it has conducted these assessments and made all reasonable changes.  Trinity's Compensation Committee has so certified within the Compensation Committee Report on page 43 of this Proxy Statement.

As the CPP final rules were implemented in 2009, the Committee continually discussed its compliance obligations with respect to our executive compensation programs at each Committee meeting.  It has depended upon guidance from our legal counsel to fully interpret the extent of the application of each of these requirements on our executive compensation programs.  As a result of Trinity's participation in the CPP, the Compensation Committee modified its charter to require semi-annual meetings to undertake the required semi-annual risk assessments and to require all members be qualified as independent directors.

Federal Reserve Guidance on Sound Incentive Compensation Policies.  In June 2010, the Federal Reserve, along with the FDIC, Office of the Comptroller of the Currency and the Office of Thrift Supervision, jointly issued final “Guidance on Sound Incentive Compensation Policies” or “Final Guidance.”  The Final Guidance sets forth a framework to be used in compensation decisions by financial institutions to assess the soundness of incentive compensation plans, programs and arrangements.  The Final Guidance applies to all financial institutions, and it is designed to help ensure that incentive compensation policies do not encourage excessive risk-taking and are consistent with the safety and soundness of the organization by requiring financial institutions to adhere to three guiding principles of a sound incentive compensation system.  The three principles of the Final Guidance require the Compensation Committee to ensure that:
ᶱ	incentive compensation arrangements balance risk and financial results in a manner that does not provide employees with incentives to take excessive risks on Trinity’s behalf;
ᶱ	Trinity’s risk-management processes and internal controls reinforce and support the development and maintenance of balanced incentive compensation arrangements; and
ᶱ	Trinity has strong and effective corporate governance to help ensure sound compensation practices.

The Final Guidance applies to incentive compensation arrangements for executive and non-executive personnel who have the ability to expose Trinity to material risk, including arrangements for:
ᶱ	senior executives and others who are responsible for oversight of company-wide activities or material business lines;
ᶱ	individual employees, including non-executive employees, whose activities may expose Trinity to material amounts of risk; and

2011 Proxy Statment

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groups of employees who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose Trinity to material risk, even if no individual employee is likely to expose Trinity to material risk (e.g., loan officers who, as a group, originate loans that account for a material amount of the organization’s credit risk).

The Compensation Committee will make use of the framework set forth in the Final Guidance as it moves forward with its compensation actions and decisions.  Based on its on-going risk assessment of compensation arrangements in connection with its CPP obligations, the Committee does not believe that any of our compensation plans or arrangements incentivizes the taking of inappropriate risks.

Dodd-Frank Act.  The Dodd-Frank Wall Street Reform and Consumer Protection Act requires financial institutions to avoid inappropriate risks in connection with their compensation plans and arrangements.  On February 7, 2011, the Agencies that signed on to the Final Guidance described above, issued proposed guidance under the Dodd-Frank Act’s risk assessment provisions.  The Compensation Committee will continue to monitor this proposed guidance and will take necessary steps to work toward compliance with the requirements as they may be finally set forth when the proposed guidance is finalized.

SEC Risk Assessment Requirement.  The SEC also requires a company to assess compensation policies and practices in order to determine if any such policies or practices have the potential to have a materially adverse effect on Trinity.  We believe our risk assessment under the Final Guidance satisfies this requirement of the SEC.

Compensation Components

Trinity’s compensation program includes the following elements which are available to all eligible employees: base salary, profit sharing program, ESOP, discretionary performance bonuses, and benefits which include health insurance, life and disability insurance, flexible spending accounts, leave (vacation, sick and sabbatical), leave incentives, 401(k) plan, health club memberships, education assistance, and product and service discounts. Trinity does not contribute to, or match contributions to, any employee’s 401(k) plan account. Trinity pays commissions in limited circumstances. Trinity’s managers may award performance bonuses to select employees for extraordinary efforts; however, certain employees are ineligible for bonuses under the CPP rules. Trinity also pays a portion of the premiums for certain insurance plans and makes available other plans at the employees' expense. In addition, Trinity has stock incentive and deferred income plans for employees designated by the Board. Trinity recognizes and celebrates each employee’s employment anniversary with the grant of additional vacation hours at each such anniversary, pins at 1, 3, 5, 10, 20, 25 and 30 years of service, four-week paid sabbaticals for every 10 years of employment and special awards every five years beginning with an employee’s 20th anniversary.  The anniversary award program has also been suspended for employees subject to the CPP bonus prohibition.

NEO compensation historically consisted of base salary, benefits, profit sharing, ESOP contributions, ESOP top-heavy cash payments for salaries in excess of plan caps, discretionary performance bonuses and discretionary stock incentives. NEOs are eligible to participate in all benefits on an equal basis with all other employees; however, during the CPP Participation Period, the top five highest compensated employees are not eligible to receive profit sharing, ESOP top-heavy cash payments, discretionary performance bonuses or discretionary stock incentives except as permitted by the CPP rules. Mr. Enloe is provided with a vehicle allowance for one-half of his car lease, insurance, maintenance, gas and expenses for this vehicle.

2011 Proxy Statment

Base Salary. Trinity’s base salary program is designed to provide a competitive base salary to management and other employees.  The salary levels of all employees, including the NEOs, are set to reflect the duties and levels of responsibilities inherent in the position, the competitive conditions in the banking business in Trinity’s market area and the value received by Trinity from that employee.   Comparative salaries paid by peer financial institutions and market salaries are considered in establishing the salary for NEOs. Comparative information collected from publicly available information and other independent sources of salaries paid to executive officers of other bank holding companies and financial institutions similar in size, markets and other characteristics are used in such determinations.  The base salaries of the NEOs are reviewed annually, taking into account the competitive level of pay as reflected in the data utilized.  In setting base salaries, a number of factors relating to the individual, including the individual performance, historic salary levels, general market conditions, job responsibilities, level of expertise, ability and knowledge of position and complexity of Trinity’s operations are also considered.  These factors are considered in the aggregate and none of the factors are accorded a specific weight.  See “Executive Compensation –Summary Compensation Table” for base salaries paid to the NEOs during 2010. Salaries for Mr. Enloe and Mr. Wells are set annually by the Board, based on the recommendations of the Compensation Committee.  Mr. Enloe sets the salary for Mr. Bartholomew.

At its March 23, 2010 meeting, the Compensation Committee determined that Mr. Enloe and Mr. Wells would not receive salary increases for 2010.  In making this determination, the Committee recognized that Trinity’s financial performance in 2009, while better than many peer companies and direct competitors, did not meet budgeted levels. In addition, due to the economic environment and the continuing challenges, the Committee determined that it would continue a conservative approach to compensation. The Compensation Committee and management determined that such a short-term course was prudent and that the best interests of the shareholders was to continue holding executive compensation expense generally static for 2010. Mr. Enloe provided Mr. Bartholomew a 10% salary increase on February 20, 2010.  Mr. Bartholomew’s salary increase was based upon his individual performance in 2009 in the management of the Cashiers’ Department, financial reporting and controls, accomplishment of departmental goals and service to the community and, in part, to make Mr. Bartholomew's compensation more competitive with Trinity's peers.  The Board determined at its December 21, 2010 meeting to provide a 3% salary increase each to Mr. Enloe and Mr. Wells for 2011.  The Board determined that, based upon the improvements made in the financial results for the second half of 2010 and the progress made on Trinity’s strategic goals, as well as the performance of both Mr. Enloe and Mr. Wells in confronting the many challenges faced in 2010, that the salary increases were warranted. In January 2011, Mr. Enloe determined that Mr. Bartholomew would not receive a salary increase for 2011.

Short-Term Incentives.

Performance Bonuses.  Trinity does not employ a bonus plan but rather provides for discretionary bonuses to its NEOs and other key employees based upon the efforts and results for each fiscal year, based upon the goals, objectives, challenges and opportunities for the given year.  In 2010, Trinity’s NEOs were not eligible for cash bonus payments under the applicable limitations imposed by virtue of Trinity’s participation in the CPP and did not receive any bonus payments.

Profit Sharing Program. Trinity contributes to the profit sharing program based on its belief that sharing corporate profits is an effective motivating technique for employees.  Trinity believes that profit sharing leads to employees who are more conscientious in reducing costs and increasing income and efficiency, thereby aligning their interests with those of our shareholders.  All eligible employees participate, on a proportional basis, in Trinity’s profit sharing program. All eligible employees receive the same percentage of their eligible compensation, consisting primarily of their base salaries, through the program.  Full time employees become eligible for profit sharing participation the year following the completion of 18 months of service.  Trinity’s contribution to the profit sharing program is based upon the recommendation of the Compensation Committee and determined by the full Board based upon the profitability of Trinity and is entirely discretionary.  The Board decided not to make a profit sharing contribution on behalf of Trinity’s employees for 2010.

2011 Proxy Statment

Employee Stock Ownership Plan. Trinity contributes to the profit sharing program based on its belief that employee/owners act differently than employees who do not have a personal stake in their company. Trinity contributes to the ESOP in accordance with its culture of ownership and as a method for providing retirement funds for its employees. The ESOP is fully funded by the discretionary contributions of Trinity and participants cannot invest in the Plan. The ESOP is the second-largest shareholder of Trinity, tying the financial interest of our employees to the interests of our shareholders in enhancing the value of Trinity’s stock.  All eligible hourly and salaried employees participate, on a proportional basis, in Trinity’s ESOP program. All eligible employees receive the same percentage of their eligible compensation, consisting primarily of their base salaries. Full-time employees become eligible for ESOP participation the year following the completion of 1,000 hours of service. An employee’s ownership of his or her ESOP account currently vests incrementally over a period of six years. Trinity’s contribution to the ESOP program is recommended by the Compensation Committee and determined by the full Board based on the profitability of Trinity and is entirely discretionary. In 2010, the Board approved a contribution of $140,000 to the ESOP. Trinity’s NEOs are permitted to participate in the ESOP.

Long-Term Equity Incentive Compensation Program.  In prior years, the Compensation Committee, from time to time, included grants of long-term equity compensation awards as part of the annual compensation provided to the NEOs, primarily in the form of nonqualified stock options (“NQSOs”) or stock appreciation rights (“SARs”).  Trinity granted stock incentives to key employees, including its NEOs, as motivation to enhance the appreciation of Trinity’s stock price and returns and to reward their efforts through the long-term appreciation of Trinity’s stock price and to strengthen retention of key employees and NEOs. While such grants have a minimal dilutive effect on the interests of existing shareholders, the Committee and the Board believe that aligning the senior leaders’ personal long-term interests with those of the shareholders outweighs this effect. The full benefit of the stock incentives are only realized upon the appreciation of Trinity’s stock price, providing an incentive for participants to create value for Trinity’s shareholders by delivering consistent and sustainable returns and equity in Trinity. Under the CPP rules and regulations, Trinity is prohibited from granting equity compensation awards to NEOs unless such awards are made in the form of “long-term restricted stock” that complies with various requirements specified in the regulations through which the recipient would receive stock or equivalent stock units that would then have certain vesting and retention requirements. In deciding to award stock incentives, the Compensation Committee considers a number of factors, including the number of options outstanding or previously granted and the aggregate size and value of current awards.  Trinity did not grant any stock incentives to the NEO’s during 2009 or 2010.

Trinity Capital Corporation 2005 Stock Incentive Plan (“2005 Plan”). The following is a brief description of the material terms of the 2005 Plan. The following summary is qualified in its entirety by reference to the full Plan which may be found as Appendix A to Trinity’s 2005 Proxy Statement.
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A maximum of 500,000 shares of Trinity’s common stock are reserved for issuance. A maximum of 100,000 options and SARs may be granted to an individual during any calendar year. Shares delivered will be authorized but unissued shares of Trinity common stock, treasury shares or shares purchased in the open market or otherwise.

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In the event of recapitalizations, reclassifications or other specified events affecting Trinity or shares of Trinity’s common stock, appropriate and equitable adjustments will be made to the number and kind of shares of Trinity’s common stock available for grant, as well as to other maximum limitations under the 2005 Plan, and the number and kind of shares of Trinity common stock or other rights and prices under outstanding awards.

ᶱ	The 2005 Plan is an “omnibus” stock plan that permits the Compensation Committee to utilize various types of equity-based awards.
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The exercise price of any stock option granted may not be less than the fair market value of Trinity’s common stock on the date the option is granted. The option price is payable in cash, shares of Trinity’s common stock, through a broker-assisted cashless exercise or as otherwise permitted by the Compensation Committee.

2011 Proxy Statment

ᶱ	The 2005 Plan does not permit the repricing of options or SARs without the approval of shareholders or permit the granting of discounted options.
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The 2005 Plan was approved by shareholders at the 2005 Annual Shareholder Meeting and expires on May 26, 2015, unless terminated earlier by the Board. The Board may at any time and from time to time, and in any respect, amend or modify the 2005 Plan. The Board may seek the approval of any amendment or modification by Trinity’s shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or another exchange or securities market or for any other purpose.

1998 Stock Option Plan for Trinity Capital Corporation (“1998 Plan”). Awards granted prior to January 1, 2005 were issued under the 1998 Plan. This Plan can be found as Exhibit 10.4 to Trinity’s Form 10 filed on April 30, 2003. Trinity no longer grants awards under the 1998 Plan. Stock Options to purchase 201,000 shares of Trinity common stock issued under the 1998 Plan were outstanding as of December 31, 2010.

Equity Awards. Mr. Enloe makes recommendations to the Board with regard to the amount and type of stock awards for all other employees. These recommendations are considered by the Compensation Committee which, in turn, provides its own recommendations for approval by the full Board. The Committee delegates administration of the awards to management. Trinity does not have a program, plan or practice to time equity award grants to its executives in coordination with the release of material nonpublic information nor does Trinity time the release of material non-public information for the purpose of affecting the values of executive compensation. Trinity has not repriced any compensation awards, including stock options or SARs, nor has it made any material modifications to its stock incentive plans or awards. Trinity typically determines grants of stock incentives near the end of each fiscal year and announces those awards as soon as practicable following the grant.

Trinity’s stock incentive awards have been priced at or above the market value of the Trinity stock based on the last reported sale price as of the date of grant which is also the date of approval, with the exception of the July 1998 stock option grant, which was granted at $0.25 below the last reported sale price. Trinity has awarded all stock options and SARs based on the last reported market price of Trinity’s stock on the award grant date, with the exception of the July 1998 grant described above. Trinity will in the future price all options and other equity awards at or above market price as of the actual grant date.

Trinity shifted from the grant of NQSOs to the grant of SARs beginning in 2006 due to several considerations. The Compensation Committee and the Board determined that the dilutive effect of NQSOs were reduced by the grant of SARs rather than NQSOs as fewer shares will be issued upon maturity, thereby benefitting Trinity’s shareholders. Additionally, the Committee and the Board considered the expense to exercise and pay taxes associated with NQSOs, thereby limiting the motivational effect on grantees. The Committee and the Board concluded that the grant of SARs, rather than NQSOs, better served the interests of both grantees and shareholders.  As noted above, Trinity did not award any stock incentives to the NEOs in 2009 or 2010.

Tax and Accounting Considerations

In consultation with advisors, the tax and accounting treatment of each of Trinity’s compensation programs is evaluated at the time of adoption and, as necessary, with changes in tax or other applicable rules or conditions making such a review prudent to ensure we understand the financial impact of each program on Trinity and the value of the benefit provided to our officers and employees.

2011 Proxy Statment

Code Section 162(m) limits the Bank’s Federal income tax deduction for certain executive compensation in excess of $1 million paid to each NEO. The $1 million deduction limit does not apply, however, to “performance-based compensation” as that term is defined in Code Section 162(m).  The Compensation Committee recognizes the possibility that if the amounts of the base salary of an NEO, and other compensation not described in the preceding paragraph, exceeds $1 million, it may not be fully deductible for Federal income tax purposes.  The Compensation Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of payment should be modified as to preserve any deduction otherwise available.  Notwithstanding the foregoing, for so long as any NEO is a “senior executive officer” within the meaning of TARP, Trinity’s annual federal tax deduction for compensation paid to each “senior executive officer” is limited to $500,000, with no exception for performance-based compensation.  The Compensation Committee evaluates this limitation when making determinations whether to authorize payment of an amount that would exceed this limit. In 2010, the limitation on deductibility of compensation to the senior executive officers did not affect Trinity’s compensation practices nor did Trinity pay any senior executive officer an amount in excess of the applicable deductibility limit.

Stock Ownership Requirements

Trinity has not adopted stock ownership requirements for the NEOs or Directors apart from the requirements of the bank regulators under 12 U.S.C. Section 72, which requires directors to own a minimum of $1,000 in Trinity’s stock.  Each of Trinity’s directors satisfies this requirement.  See “Security Ownership of Certain Beneficial Owners, Director and Management.”  As a practical matter, the NEOs and directors hold significant interests in Trinity’s stock, which they have accumulated primarily through individual purchases and, for NEOs, through the exercise of stock incentive awards, as reflected in the Security Ownership table on page 14.

2011 Proxy Statment

Executive Compensation

Trinity currently has three NEOs. These officers are: William C. Enloe, Chief Executive Officer and President of Trinity, Chief Executive Officer and Chairman of LANB and Chief Executive Officer and Chairman of Title Guaranty; Steve W. Wells, Secretary of Trinity and President and Chief Administrative Officer of LANB; and Daniel R. Bartholomew, Chief Financial Officer of Trinity and LANB. The following table contains the summary of compensation to Trinity’s NEOs from 2008 to 2010. Trinity’s NEOs are compensated by Trinity’s subsidiary, LANB.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Option Awards	All Other Compensation	Total
		($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(f)	(i)	(j)
William C. Enloe, Chief Executive Officer of Trinity	2010	379,775	0	0	4,803	384,578
	2009 2008	372,339 372,339	0 250	0 0	29,054 57,542	401,393 430,131
Steve W. Wells, President of LANB	2010	260,464	0	0	2,774	263,238
	2009 2008	255,549 255,549	0 250	0 0	27,187 44,590	282,736 300,389
Daniel R. Bartholomew, Chief Financial Officer of Trinity	2010	165,798	0	0	3,456	169,254
	2009 2008	149,248 149,248	0 0	0 0	12,218 20,532	161,466 169,780

(1)
Base salaries did not increase from 2009 to 2010, but there was an additional pay period in 2010 resulting in increased salary paid from the previous year. The Salary column includes amounts deferred at the NEOs’ election

(2)	"All Other Compensation” for the NEOs during fiscal 2010 is summarized below.

Name	Perquisites and Other Personal Benefits	Profit Sharing	Insurance Premiums ($)	Company Contributions Related to ESOP	Total ($)
	($)	($)		($)
William C. Enloe	-	0	2,608	2,195	4,803
Steve W. Wells	-	0	579	2,195	2,774
Daniel R. Bartholomew	-	1,810	144	1,502	3,456

Profit sharing contributions made on behalf of Mr. Bartholomew in 2010 were based upon the financial performance of Trinity in 2009, during which period Mr. Bartholomew was eligible for such payment under the provisions of the CPP.  In addition, Mr. Bartholomew was subject to the “clawback” conducted in 2010, as described in the CD&A above. Included in “Insurance Premiums” is excess life insurance for our NEOs which are provided on the same terms to all employees. “Company Contributions Related to ESOP” consists of contributions to the ESOP.

2011 Proxy Statment

2010 Grants of Plan-Based Awards. Trinity did not grant any awards to the NEOs in 2010 and therefore the Grants of Plan-Based Awards table has been omitted.

Outstanding Equity Awards at 2010 Fiscal Year-End.  The following table provides information as of December 31, 2010, regarding Trinity’s outstanding stock incentive awards to the NEOs under the 1998 Plan and the 2005 Plan.

	Number of Securities Underlying Unexercised Options (#)			Type of Equity Award
Name	Exercisable	Unexercisable	Option Exercise Price ($)		Option Expiration Date
William C. Enloe	0	16,000	25.00	SAR	12/18/2012
	0	18,000	28.75	SAR	1/16/2012
	0	28,000 (3)	28.00	SAR	1/1/2011
	28,000	0	30.50	NQSO	8/16/2015
	28,000	0	32.00	NQSO	12/18/2013
	28,000	0	22.00	NQSO	12/19/2012
	28,000	0	20.00	NQSO	12/20/2011
Steve W. Wells	0	8,000	25.00	SAR	12/18/2012
	0	9,000	28.75	SAR	1/16/2012
	0	14,000 (3)	28.00	SAR	1/1/2011
	14,000	0	30.50	NQSO	8/16/2015
	14,000	0	32.00	NQSO	12/18/2013
	14,000	0	22.00	NQSO	12/19/2012
Daniel R.	0	4,000	25.00	SAR	12/18/2012
Bartholomew	0	4,000	28.75	SAR	1/16/2012
	0	7,000 (3)	28.00	SAR	1/1/2011
	7,000	0	30.50	NQSO	12/16/2014

(1)	SARs vest on the fifth anniversary of the date of grant.
(2)	NQSOs vest in equal amounts over the first three years following grant and expire on the tenth anniversary of the date of grant.
(3)	The SARs matured on January 1, 2011 without any payment to the awardees as they were granted at an amount greater than the market price at maturity.

Employment Agreements

Trinity has entered into employment agreements with Mr. Enloe and Mr. Wells. Trinity entered into these agreements to provide certainty in the relationship between Trinity and these two key employees in relation to their positions, non-compete and non-solicitation agreements and change of control provisions. The key provisions to these agreements are discussed below in the “Potential Payments Upon Termination or Change in Control” section and are qualified in their entirety by reference to the full employment agreements, which may be found as Exhibits 10.11 and 10.12 to Trinity’s Form 10-K filed on March 16, 2007, as amended on March 13, 2008, which amendments may be found as Exhibits 10.11 and 10.12 to Trinity’s Form 10-K filed on March 17, 2008, and as further amended by an omnibus compensation amendment executed on March 24, 2009, the form of which amendments may be found as Exhibit 10.3 to Trinity’s Form 8-K filed on March 27, 2009.  In addition, Mr. Enloe and Mr. Wells have entered into a waiver, the form of which may be found as Exhibit 10.2 to Trinity’s Form 8-K filed on March 27, 2009, waiving certain rights under the employment agreements and other benefit and compensation plans pursuant to the requirements for participation in the CPP.

2011 Proxy Statment

Trinity’s employment agreements contain non-competition, non-solicitation, non-disparagement and confidentiality provisions, equitable enforcement provisions, and dispute resolution provisions. Mr. Enloe and Mr. Wells are required to provide 60 days’ notice of their intent to terminate employment voluntarily under their Employment Agreements. These provisions were consideration to induce Trinity to enter into the agreements and thus, any benefit conferred by the employment agreements is conditioned on the honoring of these terms by the employee. Trinity’s employment agreements further precondition the receipt of any severance pay or other benefits upon the employee remaining available for consultation for a twelve month period following termination, not to exceed 100 hours and the release of any employment related claims. Trinity modified these employment agreements on March 24, 2009, through an omnibus amendment and waiver in order to comply with the CPP rules, as discussed in more detail in the CD&A above. The omnibus amendments and waivers, among other provisions, required Mr. Enloe and Mr. Wells to relinquish all rights to severance payments during the CPP Participation Period. Trinity determined that it was appropriate to eliminate the non-compete provisions of those employment agreements in the limited circumstance that the employment of Mr. Enloe or Mr. Wells is terminated and said employee(s) are prohibited by law from receiving the severance provided in consideration for such non-competition provisions. The non-solicitation and non-disparagement provisions remain in full effect regardless of the receipt of severance or other benefits.  Upon repayment in full of CPP funds, Mr. Enloe and Mr. Wells will again be entitled to severance payments in accordance with the terms of the employment agreements and will again be subject to their non-compete provisions.

The omnibus amendment and waiver to the employment agreements also included the imposition of a provision that requires the adjustment or recovery of awards or payments upon restatement or other adjustment of relevant company financial statements or performance metrics. Thus, to the extent that such adjustment or recovery is required under applicable securities law, the CPP rules or other law, Trinity’s employment agreements with Mr. Enloe and Mr. Wells provide that they will make restitution.  Awards or payments made to Mr. Bartholomew and the top twenty highest compensated employees will likewise be subject to recovery upon restatement or other adjustment of relevant company financial statements or performance metrics.

Potential Payments Upon Termination or Change in Control

The CPP rules will prohibit Trinity from making any payment to the NEOs for departure from Trinity for any reason, except for payments "for services performed or benefits accrued."  Except in the case of an NEO's death or disability, the CPP rules generally will prohibit the payment of any severance amounts and will also serve to restrict the ability of Trinity to accelerate the vesting of any compensation and/or benefits upon a termination of employment or a change in control. The Compensation Committee believes that, even though the CPP rules will prohibit such payments if a change in control or other termination of employment occurs during the Participation Period, it is beneficial to understand the terms of the arrangements that would apply except for such CPP rules.

Upon the conclusion of the CPP Participation Period, when the CPP rules are no long applicable to Trinity and its employees, Mr. Enloe and Mr. Wells will again be eligible to receive certain severance payments under their employment agreements as described below. Based upon the last reported sale price of Trinity’s common stock on December 31, 2010 of $9.75 per share, no post-termination payments would be made in connection with outstanding stock incentives held by the NEOs, as all stock incentives that may be exercisable would be out-of-the-money as the strike prices are all above the last reported sale price. Trinity does not have a pension benefits plan nor have its employees chosen to participate in the Trinity Capital Corporation 2005 Deferred Income Plan. Trinity’s NEOs participate in Trinity’s ESOP, which is a qualified retirement plan, in the same manner as all other Trinity employees. All of Trinity’s NEOs are fully vested in the ESOP and would be entitled to distribution of their account balances upon termination for any reason. The values of the NEOs’ ESOP accounts are not included in the table immediately below and would not be subject to the CPP's prohibition on severance payments.

2011 Proxy Statment

Reason for Termination	William C. Enloe	Steve W. Wells	Daniel R. Bartholomew
Voluntary Termination, including retirement	None	None	None
Termination Without Cause (without Change of Control)	None ($372,609 if no CPP restriction on severance)	None ($255,549 if no CPP restriction on severance)	None
Termination For Cause (without Change of Control)	None	None	None
Termination following Change of Control	None ($372,609 if no CPP restriction on severance)	None ($255,549 if no CPP restriction on severance)	None
Termination due to Death or Disability	None	None	None

The following is a description of the applicable post-employment plans and benefits provided by Trinity through its employment plans and agreements to its NEOs. As New Mexico is an “at will” employment state, and does not require severance payments upon termination with or without cause in the absence of an agreement to the contrary, Mr. Bartholomew is not eligible to receive any severance as he is not a party to an agreement that provides for any such payments upon a termination of employment.

Payments upon Voluntary Termination. None of Trinity’s NEOs are entitled to payment of severance upon voluntary termination.  The NQSOs granted under the 1998 Plan exercisable as of the date of an NEO or other recipient’s voluntary termination must be exercised by the earlier of the specified expiration date or two years following the date of termination and all non-vested NQSOs are forfeited on the date of voluntary termination.  Under the 2005 Plan, NEOs or other recipient employees who voluntarily terminate must exercise all vested NQSOs within 90 days following termination.  NQSOs granted under the 2005 Plan that are not vested on the date of voluntary termination are forfeited.  Under the 2005 Plan, all SARs immediately vest and are settled as of the date of voluntary termination.

Payments upon Termination Without Cause (without Change in Control).  Pursuant to their employment agreements, Mr. Enloe and Mr. Wells are entitled to payment of severance in the amount of 12 months’ base salary upon termination without cause during the term of their employment agreements. NQSOs granted under the 1998 Plan exercisable as of the date of termination without cause must be exercised by the earliest of the specified expiration date or two years following the date of termination. All non-vested NQSOs issued under the 1998 Plan are forfeited on the date of termination without cause.  Under the 2005 Plan, employees who are terminated without cause must exercise all vested NQSOs within 90 days following termination. NQSOs granted under the 2005 Plan that are not yet vested are forfeited. Under the 2005 Plan, all SARs immediately vest and are settled as of the date of termination without cause.  This acceleration of SAR vesting would not be permitted under the CPP rules with respect to a termination occurring during the Participation Period.

Payments upon Termination for Cause (without Change in Control). None of Trinity’s NEOs are entitled to payment of severance upon termination for cause.  NQSOs granted under the 1998 Plan exercisable as of the date of termination for cause must be exercised by the earliest of the specified expiration date or two years following the date of termination. All non-vested NQSOs granted under the 1998 Plan are forfeited on the date of termination for cause.  Under the 2005 Plan, all NQSOs expire the day prior to termination when termination is for cause. SARs granted under the 2005 Plan are forfeited if termination is for cause.

2011 Proxy Statment

Payments upon Termination Following a Change in Control. In the event that Messrs. Enloe or Wells are terminated within 12 months of a change of control, either with or without cause, each shall be entitled to a lump sum payment of 12 months’ salary (based upon his then-current rate). Should Messrs. Enloe or Wells be terminated for non-renewal of his employment agreement within 6 months of a change of control, each shall be entitled to the change of control payments specified above. Should Messrs. Enloe or Wells terminate his employment due to a detrimental change within 24 months of a change of control, each shall be entitled to the change of control payments specified above. All change of control payments are limited in amount in order to avoid application of an excise tax under Internal Revenue Code Section 280G.

The 1998 Plan provides that upon a change in control, all outstanding NQSOs immediately vest and are exercisable. The 1998 Plan also provides that the grantee must exercise all vested NQSOs by the earlier of the specified expiration date or the second anniversary of termination due to change in control. NQSOs granted under the 2005 Plan immediately vest and are exercisable upon a change in control, unless vesting is conditioned upon performance in which case certain percentages of the awards are vested and exercisable in accordance with the percentages of performance attained as more specifically provided in the 2005 Plan. Under the 2005 Plan, all SARs immediately vest and are settled as of the date of termination due to a change in control.  The acceleration of equity award vesting would not be permitted under the CPP rules with respect to a termination occurring during the Participation Period.

Payments upon Termination due to Disability or Death. None of Trinity’s NEOs are entitled to payment of severance upon termination due to disability or death. NQSOs granted under the 1998 Plan exercisable as of the date of termination due to disability must be exercised by the earliest of the specified expiration date or two years following the date of termination and all non-vested options are forfeited on the date of termination due to disability. NQSOs issued under the 1998 Plan exercisable as of the date of death must be exercised by the earlier of the specified expiration date or the first anniversary of the date of death. All non-vested options are forfeited on the date of death. Under the 2005 Plan, all stock options exercisable as of the date of termination due to disability or the date of death must be exercised by the earlier of the specified expiration date or the first anniversary of the date of termination due to disability or the date of death. All non-vested options are forfeited. Under the 2005 Plan, all SARs immediately vest and are settled as of the date of termination due to disability or the date of death.

2011 Proxy Statment

Director Compensation

Trinity’s Board consisted of ten members from January to May 2010.  In May 2010, Lewis A. Muir was no longer eligible for re-election based upon Trinity’s age restrictions.  Mr. Muir was not replaced and was appointed a Director Emeritus.  In addition, George A. Cowan served as Director Emeritus throughout 2010.  Two of Trinity’s Directors are employed as executive officers. Trinity provides compensation to Trinity’s outside directors based on the service they provide to Trinity. Trinity’s employed directors, William C. Enloe and Steve W. Wells, and Trinity’s Directors Emeriti, George A. Cowan and Lewis A. Muir, are provided no compensation for their services as directors. Trinity’s employed directors are compensated for their positions within Trinity as described above.

The following table sets forth compensation provided to each of the non-employee directors of Trinity and includes their services as directors of the Bank.

2010 Director Compensation
Name	Fees Earned or Paid in Cash ($)	All Other Compensation (1) ($)	Total ($)
Jeffrey F. Howell	18,000	1,305	19,305
Deborah U. Johnson	18,000	1,305	19,305
Jerry Kindsfather	23,000	1,668	24,668
Arthur B. Montoya, Jr.	18,000	1,305	19,305
Lewis A. Muir (2)	9,000	647	9,647
Stanley D. Primak	21,600	1,566	23,166
Charles A. Slocomb	23,000	1,668	24,668
Robert P. Worcester	29,000	2,103	31,103
George A. Cowan	-	-	-

(1)	All Other Compensation consists of tax gross-ups. Trinity does not provide for the payment of any tax gross-ups to its NEOs.
(2)	Mr. Muir became a Director Emeritus effective in May 27, 2010 and did not receive director fees after that time.

The entire Board annually reviews and determines compensation for Trinity’s non-employee directors.  As a starting point for its review, the Compensation Committee uses the peer group compensation data prepared by management. Trinity did not increase the levels of director compensation in 2010 with the exception of adding compensation to the members of the Compliance Committee.

Each non-employee of the Board receives a retainer on a monthly basis for their service to Trinity and LANB.  No compensation is paid to the Directors of Title Guaranty. The directors are paid $500 per month for service on the Trinity board. The directors are paid $1,000 per month for service on LANB board. The Chairman of the Board of Directors of Trinity receives an additional $500 per month for his service and the Vice-Chairman of the Board of Directors of Trinity receives an additional $300 per month for his service.  Committee Chairs are not paid additional fees.  The members of the Compliance Committee, beginning in March 2010, received an additional $500 per month for their service.

2011 Proxy Statment

ITEM I: ELECTION OF DIRECTORS

 Trinity’s Board is divided into three classes with one class elected each year to serve for a three-year term.  For 2011, the Board resolved to continue with a Board consisting of nine directors. Three Class II directors, all incumbent nominees, are to be elected at the Annual Meeting to serve until the Annual Meeting of Shareholders in 2014 or until their respective successors are elected or appointed.  If any nominee is unable to stand for election, the proxies will be voted for such substitute as the Board of Directors recommends.  As of the date of mailing this Proxy Statement, the Board of Directors knows of no reason why any nominee would be unable to serve if elected.

The following descriptions provide the background and qualifications for each person who has been nominated for election as a director and for continuing directors, including the year each became a director of Trinity and his or her positions with us. The age indicated for each individual is as of April 8, 2011.  There are no family relationships among directors or executive officers of Trinity.

2011 DIRECTOR NOMINEES

Nominee	Principal Occupation, Directorships, Qualifications, Attributes and Skills
JERRY KINDSFATHER Age 61 Director Since 1984 Current Term expires 2011
Mr. Kindsfather served as the Chairman of the Board of Trinity from 2000 to 2004. Mr. Kindsfather has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 1984 and as a member of the Board of Directors of Title Guaranty & Insurance Company since May 2000. He is also a member of the Compliance, Compensation, Strategic Planning, Technology, Loan and Funds Management Committees. Mr. Kindsfather retired in November 2003 after serving as the President of AKC, Inc. since 1970 and as co-owner of Ed’s Foods, a retail grocery store located in Los Alamos, New Mexico, since 1970. Mr. Kindsfather is a partner in J&G Investments and is a managing member of KKSE, LLC.

Mr. Kindsfather has business management experience and experience as a small business owner.  Mr. Kindsfather has extensive accounting and financial expertise.  Mr. Kindsfather has significant experience serving as a director for Trinity for over 25 years.

STEVE W. WELLS Age 55 Director Since 1985 Current Term expires 2011
Mr. Wells has served as President and Chief Administrative Officer of Los Alamos National Bank since 1994. He has served on the Boards of Directors of Los Alamos National Bank and Trinity since 1986, as Trinity’s Secretary since 1986 and as a member of the Board of Directors of Title Guaranty since May 2000.  He is also a member of the Board’s Loan, Funds Management, Technology, Trust and Strategic Planning Committees. Mr. Wells has been employed by Los Alamos National Bank since 1985 and previously held the position of Executive Vice President from 1985 to 1994. He is currently a member of the Boards of Directors and Chair of the Los Alamos Medical Center Advisory Board, and a member of the Board of Directors of Northern New Mexico Health Grant Group, and the Regional Development Corporation.

Mr. Wells’ qualifications include his extensive banking career beginning in 1978, including executive experience as President.  Mr. Wells has served on countless boards and organizations serving the communities in which Trinity operates.

2011 Proxy Statment

ROBERT P. WORCESTER Age 64 Director Since 1995 Current Term expires 2011
Mr. Worcester has been a member of the Boards of Directors of Trinity and Los Alamos National Bank since 1995 and has served as the Chairman of the Board of Directors since 2008. Mr. Worcester served as the Vice Chairman of the Board from 2004 to 2008.  Mr. Worcester is also the Chair of the Compensation Committee and the Compliance Committee. He is a member of the Audit, Loan, Funds Management, Trust and Strategic Planning Committees. He has been the President and a 50% shareholder of Worcester & McKay, P.C. since 1993, where he is a practicing attorney, and is a member of Worcester & McKay, LLC. In 2010, Mr. Worcester was recognized by “Best Lawyers in America” as Santa Fe Trusts and Estates Lawyer of the Year. Mr. Worcester has been recognized by “The Best Lawyers in America” for the last 16 years and has been recently recognized by “Outstanding Lawyers in America” and in “Super Lawyers of the Southwest.” He is also a Fellow of the American College of Trust and Estate Counsel. He is the past President of the Georgia O’Keefe Foundation. In addition, Mr. Worcester serves as a member of the Board of Directors and President of the Santa Fe Art Foundation, as a member of the Board of Directors and as President of the John Bourne Foundation, as a member of the Board of Directors and Secretary of the Allan Houser Foundation, as a member of the Board of Directors and Secretary of the Veritas Foundation and as a member of the Council of Benefactors of the Santa Fe Community Foundation, as a member of the Endowment Committee of St. Michael’s High School, Director and Vice-President of the First Tee of Santa Fe, as a member of the Council on International Relations and as a member of the Board of Directors of the National Dance Institute (NDI).

Mr. Worcester’s qualifications include his knowledge and expertise as a trust and estate attorney.  Mr. Worcester has knowledge of a broad range legal and business issues.  Mr. Worcester has also served the communities through professional, educational and community service organizations.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the election of all nominees named above.

2011 Proxy Statment

CONTINUING DIRECTORS

Director	Principal Occupation, Directorships, Qualifications, Attributes and Skills
WILLIAM C. ENLOE Age 62 Director Since 1979 Term will expire 2013
Mr. Enloe has served as President and Chief Executive Officer of Trinity since 1979. He is a member of the Board’s Loan, Funds Management, Technology, Trust and Strategic Planning Committees. Mr. Enloe has also served as the Chairman and Chief Executive Officer of Los Alamos National Bank since 1994. Mr. Enloe has been employed by Los Alamos National Bank since 1971 and served as the President and Chief Executive Officer from 1978-1994; Vice President from 1975-1978; Cashier from 1973-1975; and as a Loan Officer from 1971-1973. Additionally, he has served as Chief Executive Officer and Chairman of the Board of Title Guaranty since May 2000 and TCC Advisors since its formation in February 2006. In addition to his service to Trinity, Mr. Enloe is committed to New Mexico charities and economic development efforts. Mr. Enloe is the Chair of the Los Alamos Economic Development Land Use Committee, and serves as a member on the Board of the LANS Venture Acceleration Fund Review Panel (RAB), and the Los Alamos Economic Development Corporation. Additionally, he serves as a member of the Boards of Directors of the Santa Fe Institute, the Delle Foundation, Los Alamos Technical Associates, Inc. and is also a managing member of KKSE, LLC. Mr. Enloe served as a director for the Federal Reserve Board in Denver from 2008 to January 2010.

Mr. Enloe’s qualifications include his extensive banking career beginning in 1971, with executive experience in all areas of banking.  Mr. Enloe has extensive knowledge of the local, state and national economy, and has served on countless boards and organizations serving the communities in which Trinity operates.

JEFFREY F. HOWELL Age 58 Director Since 2002 Current Term expires 2012
Ms. Howell has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 2002 and was Chairman of the Board of Trinity from 2004 to 2008. She is the Chair of the Audit Committee and serves as the audit committee financial expert. Ms. Howell is also a member of the Board’s Compensation, Nominating and Corporate Governance and Funds Management Committees. She was President and Chief Executive Officer of Howell Fuel and Lumber Company, Inc., headquartered in Wallkill, New York. She was the founder and managing Director of Howell Meyers Associates from 1997 to 2001, was employed in various capacities at Harvard University from 1985 to 1991, including as Associate Director for Administration at Harvard College Observatory and Assistant Dean for Financial Operations in the Faculty of Arts and Sciences. She was an accountant in the Emerging Business Systems Group at Coopers & Lybrand from 1982 to 1984 after receiving her Masters of Business Administration from Yale University. She is also a member of the Board of Directors of The Delle Foundation, member of the League of Women Voters of Los Alamos, a member of Rotary International and the J. R. Oppenheimer Memorial Committee, a former member of the Board of Directors of the Los Alamos National Laboratory Foundation of which she is a past President, and a past dog handler and search and rescue volunteer for the K-9 Unit of the Pajarito Ski Patrol.  Ms. Howell is a member of the Executive Committee of the Lady Bird Johnson Wildflower Center Advisory Council.

Ms. Howell’s qualifications include her business experience and financial expertise.  Ms. Howell has extensive experience in business operations and has served as the Chair of Trinity's Audit Committee since 2003.

2011 Proxy Statment

DEBORAH U. JOHNSON Age 59 Director Since 2001 Term will expire 2013
Ms. Johnson has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 2001. She has also served as Strategic Planning Committee Chair since 2002 and is a member of the Nominating and Corporate Governance, Funds Management and Trust Committees. Ms. Johnson served on the Compensation Committee from 2001 to 2009. Ms. Johnson was a co-owner and managing partner in RJC for over 30 years. RJC was a communications firm in Albuquerque, New Mexico. Effective December 31, 2010, Ms. Johnson stepped down as Chair of RJC and is no longer affiliated with RJC.  Currently, Ms. Johnson is an Executive Director of REISTER, an advertising and marketing firm headquartered in Phoenix, Arizona. Ms. Johnson is a member of the Federal Reserve Bank of Kansas City’s Tenth District Economic Advisory Council. Very active in the business community in Albuquerque, Ms. Johnson serves as Director for the Albuquerque Chamber of Commerce Economic Development Committee (Chairman 2002 and 2003), and has served on the University of New Mexico Anderson Schools of Management (Chairman 1999), the New Mexico Better Business Bureau (Chairman 1999), and the Central New Mexico Susan G. Komen Foundation (Chairman 2001), and the United Way Women’s Leadership Council. Ms. Johnson has a long history of commitment to the business community as well as charitable organizations in New Mexico and has served as, among other positions, a Director of the New Mexico Association of Commerce and Industry, Quality New Mexico and the Governor’s Business Executives for Education. Ms. Johnson is past chairman of Affiliated Advertising Agencies International, and has received numerous professional awards including “Female Executive of the Year” by the New Mexico Chapter, National Association of Female Executives; “Top 100 Power Broker” by New Mexico Business Weekly; “Woman on the Move,” 1996 and “New Mexico of Vision,” 2004, by the YWCA; “Top 25 Women Business Owners” by New Mexico Woman Magazine; “Maxie Anderson Small Business Award” by the Greater Albuquerque Chamber of Commerce, 1999; and The “ZIA” Achievement Award from the University of New Mexico. The New Mexico Business Weekly named her one of the state’s ten “Most Influential Women.”

Ms. Johnson’s qualifications include extensive executive, public relations and strategic planning experience.  Ms. Johnson’s skills and experience as an advertising executive aid in communications to shareholders and customers.  Ms. Johnson’s clear commitment to the business and economic development in New Mexico make her knowledgeable about the Albuquerque market and the state as a whole.

2011 Proxy Statment

ARTHUR B. MONTOYA, JR. Age 47 Director Since 2001 Current Term expires 2012
Dr. Montoya has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 2001. Dr. Montoya has served as Secretary for Los Alamos National Bank since 2010. He is Chair of the Board’s Nominating and Corporate Governance Committee and is a member of the Board’s Audit and Loan Committees. Dr. Montoya runs a successful dental practice in Los Alamos, New Mexico. He also serves as a member of the Board of Directors of the Los Alamos Girls Basketball League, and is a director and Secretary for the Los Alamos Historical Society.  Dr. Montoya  has been on the Pajarito Home Owners Association Board of Directors and is a past Chairman, taught religious education at Immaculate Heart of Mary Catholic Church, is a past Chairman and member of the Board of Directors of the Los Alamos Chamber of Commerce, a past Chairman and member of the Board of Directors for the Los Alamos Medical Center, is active in the Northern New Mexico Interdisciplinary Study Club, is a girls basketball coach at Los Alamos Middle School, is a volunteer for the Los Alamos Fusion Volleyball Club and is involved in the Special Olympics of New Mexico.

Dr. Montoya provides insight from his experience as a small business owner as well as from the dental and general medical community.  Dr. Montoya has served the community through his participation in various boards and organizations.

STANLEY D. PRIMAK Age 60 Director Since 2001 Current Term expires 2012
Mr. Primak has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 2001 and Vice Chairman of the Board since 2008. He is also a member of the Board’s Loan, Technology, Compensation and Nominating and Corporate Governance Committees. Mr. Primak is Vice President of Primak Builders, Inc., a residential construction company in Los Alamos, New Mexico, a position he has held since 1996, and is Vice-President of Tranquillo Partners, a residential construction and real estate management company. He is also a member of the Board of Directors and Chairman of the Los Alamos Commerce and Development Corporation, a member of the Los Alamos County Personnel Board, a member of the League of Women Voters and is President of the Los Alamos Chamber of Commerce. Mr. Primak is also a member of the Green Builders Association, the Santa Fe Area Homebuilders Association and the New Mexico Homebuilders Association.  Mr. Primak also serves on the Design and Build Committee for the Habitat for Humanity for Los Alamos and Rio Arriba Counties. Mr. Primak took the lead and served as the Project Manager for LANB’s Habitat for Humanity House in Espanola, New Mexico in 2008.

Mr. Primak's professional knowledge of the construction and building industry in our markets makes him a valuable resource for Trinity’s credit activities.  As a small business owner, Mr. Primak also provides insight into the challenges and needs of this significant customer segment.

2011 Proxy Statment

CHARLES A. SLOCOMB Age 64 Director Since 1999 Term will expire 2013
Mr. Slocomb has been a member of the Boards of Directors of Trinity and Los Alamos National Bank since 1999. Mr. Slocomb is a member of the Board’s Compliance, Technology, Trust, Compensation and Audit Committees. He retired from the Los Alamos National Laboratory in August of 2004 and accepted a job with SAIC as a consulting employee in November 2004. He held various management positions at the Laboratory, including Project Director, Division Director and Group Leader. He also serves as a member of the Board of Directors of Laguna Vista Land Owners Association and as a volunteer firefighter for the Laguna Vista Volunteer Fire Department. He and his wife, Connie, live in Santa Fe, New Mexico.

Mr. Slocomb’s qualifications include his expertise in technology and computing, including data security.  Mr. Slocomb has been a long-time resident of Los Alamos and has knowledge about our communities and the Laboratory which constitutes a major employer and business in our markets.

DIRECTORS EMERITI

GEORGE A. COWAN Age 91 Director Emeritus Since 2006
Dr. Cowan served as a member of the Board of Directors of Trinity since its formation in 1975 to 2006 and was a director of Los Alamos National Bank from 1963 to 2006. Dr. Cowan resigned at the end of his term in May 2006. Dr. Cowan was Chairman of the Board of Trinity from 1977 to 1995 and of Los Alamos National Bank from 1965 to 1994. In 1988, he retired from Los Alamos National Laboratory after 40 years of service, over which period he was employed as a staff member, Associate Director for Research and Senior Fellow. Dr. Cowan continues to serve as a Senior Fellow Emeritus to the Laboratory and was awarded the Los Alamos National Laboratory Medal in 2002. He served as a member of the White House Science Council under President Reagan from 1982 to 1985. Dr. Cowan is the founding member of the Santa Fe Institute, serving as its President from 1984 to 1991. He continues to serve on the Board of Directors as a Lifetime Director Emeritus and is a Distinguished Fellow of the Institute. He also served as a member of the Board of Directors of Los Alamos National Laboratory Foundation and serves as a member of the Advisory Board for the Center for Neural Basis of Cognition. Dr. Cowan was awarded a Presidential Citation from the Department of Energy in 1990, the New Mexico Academy of Science Distinguished Scientist Award in 1975, the Robert H. Goddard Award in 1984, the E.O. Lawrence Award in 1965 and the Enrico Fermi Prize in 1991 for contributions during his career as a nuclear scientist. He was awarded the Los Alamos Living Treasures Award in 2003. He is a fellow and/or member of several societies, including the American Academy of Arts and Sciences, the American Chemical Society, the American Physical Society and Sigma Xi and has received honorary degrees from several universities.
Dr. Cowan's long knowledge of the community, his connections within the scientific community and institutional knowledge from Trinity's inception make him an invaluable resource.

2011 Proxy Statment

LEWIS A. MUIR Age 78 Director Emeritus since 2010
Mr. Muir served as a member of the Boards of Directors of Trinity and Los Alamos National Bank from 1990 to 2010, and was the Audit Committee Chair from 1999 to 2003. Mr. Muir also serves as President and a member of the Board of Directors of Universal Properties, and is a member of the Los Alamos Chamber of Commerce where he was a past ex officio member of the Board of Directors. He was also a member of the Board of Directors of the Maternal Child Health Council. Mr. Muir has been extensively involved in Los Alamos County government for many years, serving as a member of the Council of the Incorporated County of Los Alamos from 1993 to 2003, as a member of the Board of Directors and as Treasurer of the New Mexico Association of Counties from 1993 to 2003. Mr. Muir is a current member and past President of the Los Alamos Rotary Club. He is a former member of the Board of Directors and past President of the Los Alamos Retirement Center. Mr. Muir serves as a Consultant Pharmacist for the Los Alamos County Detention Center, the Los Alamos Endoscopy Center and works part-time at the Los Alamos Medical Center Pharmacy.

Mr. Muir provides insight from his experience as a small business owner as well as a member of the medical community.  Mr. Muir has served the community through his participation in various boards and organizations, most notably his long service to the County of Los Alamos.

In addition, the following individual serves as an executive officer of Trinity and LANB:

Daniel Bartholomew.  Mr. Bartholomew, age 45, has served as Chief Financial Officer of Trinity and Vice President and Chief Financial Officer of Los Alamos National Bank since February 2003. Mr. Bartholomew has been with Los Alamos National Bank since 1987, serving in a variety of positions, including Teller Supervisor, Assistant Cashier, Cashier and Vice President/Cashier. He is also the Chairman of the Board’s Asset/Liability Management Committee and a member of the ESOP Advisory Board of Trinity Capital Corporation.

2011 Proxy Statment

ITEM II: APPROVAL OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The Board selected Moss Adams, LLP as the independent registered public accounting firm of Trinity and LANB for the year-ending December 31, 2011.  Moss Adams has been the auditor of Trinity since January 1, 2006.  In the event that the ratification of the selection of the independent registered public accounting firm is not approved by a majority of the Shares represented and voting, the Audit Committee and the Board will review the matter of appointment of independent registered public auditors.

Management expects that a representative of Moss Adams will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Shares represented and voting in person or by proxy at the Annual Meeting is necessary to ratify the selection of Moss Adams as the independent registered public accounting firm of Trinity for the current fiscal year.  Abstentions and Non-Votes have no effect on this proposal.  If, however, a shareholder has signed and dated a proxy, but has not voted on the ratification of the selection of Moss Adams as the independent registered public accounting firm by marking the appropriate box on the proxy, such person’s Shares will be voted “FOR” the ratification of the selection of Moss Adams as the independent registered public accounting firm and will not be considered Non-Votes.

Audit and Other Fees Paid to Moss Adams

Aggregate fees for professional services rendered for Trinity and LANB by Moss Adams for the years ended December 31, 2010 and 2009 are described below.

Services Provided	2010	2009
Audit Fees, including audits of our consolidated financial statements, the audit of management’s assertion on internal control over financial reporting and reviews of our interim consolidated financial statements including in our Quarterly Reports on Form 10-Q

	$ 208,300	$ 213,600
Audit Related Fees, including assurance related services the majority of which relate to the audits of Trinity’s ESOP and 401(k) plan and evaluation of compliance with the Sarbanes-Oxley Act of 2002	$ 56,300	$ 45,000
Tax Fees, including preparation of our federal and state income tax returns and non-routine tax consultations	$ 15,000	$ 19,800
All Other Fees	$ -	$ -
TOTAL	$ 279,600	$ 278,400

2011 Proxy Statment

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing and reviewing the work of the independent registered public accounting firm and setting the independent registered public accounting firm’s compensation.  In accordance with its charter, the Audit Committee reviews and pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm to Trinity or LANB and ensures that the independent public accounting firm is not engaged to perform the specific non-audit services prohibited by law, rule or regulation.  During the years ended December 31, 2010 and 2009, all services were approved in advance by the Audit Committee in compliance with these processes. The Committee concluded that the provision of such services by Moss Adams was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the ratification of the selection of Moss Adams as the independent registered public accounting firm of Trinity for the year-ending December 31, 2011.

2011 Proxy Statment

Audit Committee Report

The report of the Audit Committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent Trinity specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Committee obtained from Moss Adams a formal written statement describing all relationships between Moss Adams and Trinity that might bear on the independent registered public accounting firm’s independence, consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee, and discussed with Moss Adams any relationships that may impact its objectivity and independence, and satisfied itself as to the firm’s independence.  The Committee also reviewed its composition and concluded that all directors serving on the Committee are independent pursuant to the standards promulgated by NASDAQ.

The Committee met and held discussions with management and Moss Adams regarding the fair and complete presentation of Trinity’s results and the assessment of the quality and adequacy of Trinity’s internal control over financial reporting.  The Committee reviewed and discussed Trinity’s policies with respect to risk assessment and risk management. The Committee discussed with Trinity’s internal auditor and Moss Adams the overall identification of audit risks, scope and plans for their respective audits. The Audit Committee has reviewed and discussed Trinity’s audited financial statements as of and for the year-ended December 31, 2010 with Trinity’s management, Trinity’s internal auditors and Moss Adams.

The Committee met with the internal auditor and Moss Adams, with and without management present, to discuss the results of their examinations, the evaluations of Trinity’s internal controls, and the overall quality of Trinity’s financial reporting. The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 114, “The Auditor’s Communication with those Charged with Governance,” as amended. Management has the responsibility for the preparation of Trinity’s financial statements and the independent registered public accounting firm has the responsibility for the audit of those statements in accordance with the standards of the Public Company Accounting Oversight Board.

Based on the review and discussions with management and Moss Adams, the Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in Trinity’s Annual Report on Form 10-K for the year-ended December 31, 2010, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed the independent registered public accounting firm, Moss Adams, and the Board concurred in such reappointment.

The Audit Committee:
Jeffrey F. Howell, Chair
Arthur B. Montoya, Jr.
Charles A. Slocomb
Robert P. Worcester

2011 Proxy Statment

ITEM III: APPROVAL OF A NON-BINDING ADVISORY RESOLUTION APPROVING
THE COMPENSATION OF TRINITY’S NAMED EXECUTIVE OFFICERS

The American Recovery and Reinvestment Act of 2009 (the “ARRA”), signed into law on February 17, 2009, includes a provision requiring CPP participants, during the Participation Period, to submit a separate non-binding shareholder vote each year to approve the compensation of the NEOs as disclosed pursuant to the compensation rules of the SEC.  This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse Trinity’s executive pay program. This vote is advisory, meaning that it will not be binding upon the Board, will not overrule any decision by the Board or Compensation Committee and does not imply any additional fiduciary duty owed by the directors. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

In addition, under the rules promulgated by the SEC as part of the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, certain public companies are required to hold an advisory Say-on-Pay vote at least once each three years and must also hold an advisory vote on the frequency of presentation of the Say-on-Pay vote at least every six years by submitting to a non-binding vote of shareholders whether to hold the Say-on-Pay vote every one, two or three years. As a CPP participant, Trinity is not required to comply with the Dodd-Frank Say-on-Pay rules during the Participation Period.

Resolution to be Approved

The holders of a majority of the votes cast in person or by proxy at the Annual Meeting are asked to approve the following resolution:

“Resolved, that the shareholders approve the compensation of Trinity Capital Corporation’s executives as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures contained in the Proxy Statement dated April 8, 2011.”

Required Vote

The affirmative vote of the holders of a majority of the shares represented and voting in person or by proxy at the Annual Meeting is necessary to approve the non-binding, advisory resolution relating to Trinity’s executive compensation policies and procedures.  Abstentions and Non-Votes have no effect on this proposal.  If, however, a shareholder submits a signed and dated proxy but has not voted on the non-binding, advisory resolution relating to Trinity’s executive compensation policies and procedures by marking an appropriate box on the proxy, such person’s shares will be voted “For” the approval of the non-binding, advisory resolution relating to Trinity’s executive compensation policies and procedures.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the approval of the non-binding, advisory resolution relating to Trinity’s executive compensation policies and procedures. As discussed in the Compensation Discussion and Analysis contained in this Proxy Statement, the Compensation Committee believes that the executive compensation for 2010 was reasonable and appropriate, is justified by the performance of Trinity in an extremely difficult environment and is consistent with Trinity’s compensation philosophy.

2011 Proxy Statment

Compensation Committee Report

The report of the Compensation Committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent Trinity specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee reviewed and discussed Trinity’s Compensation Discussion and Analysis with management. The Compensation Committee also reviewed its composition and concluded that a majority of directors serving on the Compensation Committee are independent pursuant to the standards promulgated by NASDAQ. The Compensation Committee has met and held discussions with management regarding the fair and complete presentation of Trinity’s compensation practices, policies and plans.

In addition, the Compensation Committee certifies that, at least once every six months, during the twelve month period ending on December 31, 2010 (collectively the “Risk Assessment”):

ᶱ
it reviewed with the senior risk officer (the “SRO”), the senior executive officers’ (“SEO”) compensation arrangements and has made all reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Trinity;

ᶱ	It has reviewed with the SRO the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Trinity; and
ᶱ
it has reviewed with the SRO the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Trinity to enhance the compensation of any employee.

The certification above is being provided in accordance with the requirement of the Interim Final Rule issued June 15, 2009 by the U.S. Department of the Treasury.

In the course of conducting its Risk Assessment, the Compensation Committee considered the overall business and risk environment confronting Trinity and how the NEO compensation plans and employee compensation plans serve to motivate employee behavior when operating within that environment.  In particular, the Compensation Committee’s Risk Assessment focused on the following compensation plans (* denotes plans in which NEOs participate):

Base Salary*	Employee Stock Ownership Plan*
Performance Bonuses*	Equity Incentive Plan*
Annual Bonuses	Change in Control Agreements*
Profit Sharing*	401(k) Plan*

With the exception of Change in Control Agreements, Trinity does not maintain any compensation plans in which only NEOs participate.  For purposes of this discussion, references to “NEO compensation plans” mean the portion of an employee plan in which the NEOs participate.

With respect to the NEO compensation plans, the Compensation Committee believes that such plans do not encourage Trinity's NEOs to take unnecessary or excessive risks that could harm the value of Trinity.  The Compensation Committee believes this to be true because, as is more fully described in the Compensation Discussion and Analysis, the Compensation Committee strives to provide a balanced aggregate compensation package to our NEOs that serves to incentivize our NEOs to manage the business of Trinity in a way that will result in company-wide financial success and value growth for our shareholders, subject to the limitations of the CPP rules and regulations without incentivizing undue risk.

2011 Proxy Statment

The Compensation Committee believes it is appropriate for our NEOs to focus certain of their efforts on near-term goals that have importance to Trinity; however, the Compensation Committee also acknowledges that near-term focus should not be to the detriment of a focus on the long-term health and success of Trinity.  In practice, providing base salary to any employee provides the most immediate reward for job performance.  The Compensation Committee engages in an annual process, as is described in the Compensation Discussion and Analysis, to set base salary.  We believe our process for establishing base salary is relatively free from risk to Trinity, as we do not typically make significant adjustments to base salary based on a single year’s performance.  The Compensation Committee believes it is appropriate to reward our NEO’s focus on near-term goals, when such goals correspond to the overall goals and direction set by our Board.  To reward the NEOs for such focus, the Committee may award, at its full discretion, cash bonuses to our executives.  In awarding cash bonuses through our profit sharing program, we try to provide an adequate level of reward and future incentive for the achievement of corporate goals, while also ensuring that the amounts awarded are not such a substantial portion of the total compensation that they could promote behavior that would encourage unreasonable or excessive risks.  In this way, we believe the awards under our profit sharing program do not encourage our executives to take unnecessary or excessive risks that could harm the value of Trinity.

The other incentive compensation elements offered to our NEOs, with the exception of perquisites, are intended to reward performance over the long-term or are intended to focus the NEOs’ attention on the long-term performance of the company.  The Compensation Committee feels there is little, if any, risk associated with our ESOP and 401(k) Plan as they are tax-qualified retirement plans that are subject to and maintained in accordance with the mandates of the Internal Revenue Code and the Employee Retirement Income Security Act.  The Compensation Committee believes our equity incentive plans help to tie the NEOs’ interests more closely to those of our shareholders by giving them an equity interest in Trinity.  The Compensation Committee feels this equity interest in Trinity promotes a long-term focus among our executives on the financial success of Trinity.  Finally, while Trinity has adopted a deferred compensation plan, it has not yet granted its use by any employee or NEO.

With respect to the employee compensation plans, the Risk Assessments resulted in a determination by the Compensation Committee that no changes were necessary to bring the plans into compliance with the CPP rules.  The Committee believes there exist adequate policies and procedures to balance and control any risk-taking that may be incentivized by the employee compensation plans.  The Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

The Compensation Committee intends to continue, in accordance with its obligations under the CPP and applicable rules and regulations of the federal banking regulators, to periodically review and assess the NEO compensation plans and employee compensation plans to ensure that the risk-taking behavior incentivized by such plans is kept to an appropriate level.  The Compensation Committee will, as necessary, amend or discontinue any plan or revise any company policy or procedure to meet its obligations under the CPP and applicable rules and regulations of the federal banking regulators.

Based on review and discussions, the Compensation Committee determined that the risk management oversight and the internal controls embedded within the organization, the discretionary nature of most compensation plans or a combination of these features, are key features that serve to ensure that the compensation plans do not encourage undesirable risk-taking activities or the manipulation of earnings.  The Compensation Committee has recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis contained herein be included in Trinity’s Annual Report on Form 10-K for the year-ended December 31, 2010 and this Proxy Statement, for filing with the Securities and Exchange Commission.

The Compensation Committee:
Robert P. Worcester (Chair)
Jeffrey Howell	Jerry Kindsfather
Stanley D. Primak	Charles A. Slocomb

2011 Proxy Statment

PROPOSALS OF SHAREHOLDERS

Under Trinity’s Bylaws, no business may be brought before an Annual Meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to Trinity’s Corporate Secretary.  Such written notice of proposal (containing certain information specified in the Bylaws about the shareholders and proposed action) must be submitted to Trinity's Secretary not later than 120 days prior to the first anniversary of the preceding year's annual meeting to be included in Trinity's Proxy Statement. For proposals to be otherwise brought by a shareholder and voted upon at an Annual Meeting, the shareholder must file written notice of the proposal (containing certain information specified in the bylaws about the shareholder and the proposed action) to Trinity’s Corporate Secretary no less than 60 days prior to the first anniversary of the preceding year’s annual meeting.

No shareholder proposals were received by Trinity by March 28, 2011.

To be considered for inclusion in Trinity’s Proxy Statement and form of Proxy for Trinity’s 2012 Annual Meeting of Shareholders, shareholder proposals must be received by Trinity’s Corporate Secretary, at the above address, no later than December 13, 2011, and must otherwise comply with the notice and other provisions of Trinity’s bylaws, as well as SEC rules and regulations.  For Trinity’s 2012 Annual Meeting of Shareholders, to be considered for a vote, such proposal must be filed with Trinity’s Corporate Secretary not later than March 20, 2012.  Additional information on shareholder nominations is provided on page 10 of this Proxy Statement.

OTHER MATTERS

Management knows of no other business that may be brought before the Annual Meeting, including matters incident to the conduct of the Annual Meeting. It is the intention of the persons named as proxy judges on the proxy to vote such proxy in accordance with their best judgment on any other matters that may be brought before the Annual Meeting.